QuickLinks -- Click here to rapidly navigate through this document

Exhibit (a)(1)(A)

        Offer to Purchase for Cash
All Outstanding Shares of Common Stock

of

HEALTH GRADES, INC.

at

$8.20 Net Per Share

by

MOUNTAIN MERGER SUB CORP.,

a direct wholly-owned subsidiary of

MOUNTAIN ACQUISITION CORP.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 9:00 AM, NEW YORK CITY TIME, ON SEPTEMBER 10, 2010, UNLESS THE OFFER IS EXTENDED.

        The Offer (as defined herein) is being made pursuant to the Agreement and Plan of Merger, dated as of July 27, 2010, as amended on August 9, 2010 (the "Merger Agreement"), by and among Mountain Acquisition Corp., a Delaware corporation ("Parent"), Mountain Merger Sub Corp., a Delaware corporation and a direct wholly-owned subsidiary of Parent ("Purchaser"), Mountain Acquisition Holdings, LLC, a Delaware limited liability company ("Holdings"), and Health Grades, Inc., a Delaware corporation ("Health Grades"). Purchaser is offering to purchase all of the outstanding shares of common stock, par value $0.001 per share (the "Shares"), of Health Grades at a price of $8.20 per Share, net to the seller in cash, without interest, less any applicable withholding taxes (the "Offer Price"), upon the terms and subject to the conditions set forth in this offer to purchase (this "Offer to Purchase") and the related letter of transmittal (the "Letter of Transmittal"), which, together with any amendments or supplements, collectively constitute the "Offer." Pursuant to the Merger Agreement, following the consummation of the Offer and the satisfaction or waiver of each of the applicable conditions set forth in the Merger Agreement, Purchaser will merge with and into Health Grades (the "Merger"), with Health Grades continuing as the surviving corporation in the Merger and a direct wholly-owned subsidiary of Parent. As a result of the Merger, each outstanding share of Health Grades common stock (other than Shares owned by Parent, Purchaser, Health Grades or any direct or indirect wholly-owned subsidiary of Parent, Purchaser or Health Grades, or by any stockholder of Health Grades who is entitled to and properly exercises appraisal rights under Delaware law) will be converted into the right to receive the Offer Price.

        The board of directors of Health Grades has unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are advisable to, fair to, and in the best interests of, Health Grades and the stockholders of Health Grades, (ii) authorized and approved the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, on the terms and subject to the conditions set forth therein and in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), and (iii) recommended that the stockholders of Health Grades accept the Offer, tender their Shares pursuant to the Offer and, if required by the DGCL, adopt the Merger Agreement and the transactions contemplated thereby.

        The Offer is conditioned upon, among other things, there being validly tendered in accordance with the terms of the Offer and not withdrawn prior to 9:00 AM, New York City time, on September 10, 2010 (the "Expiration Date," unless Purchaser shall have extended the period during which the Offer is open in accordance with the Merger Agreement, in which event "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by Purchaser, shall expire) a number of Shares which, together with shares of restricted stock and Shares underlying options that are immediately available to be acquired by Purchaser pursuant to certain Tender and Support Agreements, dated as of July 27, 2010, by and among Parent, Purchaser, Health Grades and certain executive officers of Health Grades (the "Support Agreements"), immediately following the time that Purchaser has accepted for payment all Shares tendered pursuant to the Offer, represent at least a majority of the sum of (x) the outstanding Shares plus (y) except for certain Shares issuable pursuant to a confidentiality and noncompetition agreement with an executive officer of Health Grades, all Shares which Health Grades may be required to issue as of such date upon the vesting, conversion or exercise of all derivative securities, including warrants, options, convertible or exchangeable securities or other rights to acquire Shares, regardless of the conversion or exercise price or other terms and conditions thereof. The number of Shares calculated pursuant to the immediately preceding sentence is the minimum number of Shares required to approve the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement pursuant to the organizational documents of Health Grades and the DGCL. The foregoing condition is referred to as the "Minimum Condition." The Minimum Condition may be waived by Parent and Purchaser only with the prior written consent of Health Grades on the terms and subject to the conditions of the Merger Agreement and the applicable rules and regulations of the U.S. Securities and Exchange Commission (the "SEC"). The Offer is also subject to other conditions described in Section 15—"Certain Conditions of the Offer."

 IMPORTANT

        If you desire to tender all or any portion of your Shares to Purchaser pursuant to the Offer, you should either (a) complete and sign the Letter of Transmittal for the Offer, which is enclosed with this Offer to Purchase, in accordance with the instructions contained in the Letter of Transmittal, and mail or deliver the Letter of Transmittal (or a manually executed facsimile thereof) and any other required documents to Computershare Trust Company, N.A., in its capacity as depositary for the Offer (the "Depositary"), and either deliver the certificates for your Shares to the Depositary along with the Letter of Transmittal (or a manually executed facsimile thereof) or tender your Shares by book-entry transfer by following the procedures described in Section 3—"Procedures for Accepting the Offer and Tendering Shares," in each case prior to the Expiration Date, or (b) request that your broker, dealer, commercial bank, trust company or other nominee effect the transaction for you. If you hold Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact that institution in order to tender your Shares to Purchaser pursuant to the Offer.

        If you desire to tender your Shares pursuant to the Offer and the certificates representing your Shares are not immediately available, you cannot comply in a timely manner with the procedures for tendering your Shares by book-entry transfer, or you cannot deliver all required documents to the Depositary prior to the Expiration Date, you may tender your Shares to Purchaser pursuant to the

Offer by following the procedures for guaranteed delivery described in Section 3—"Procedures for Accepting the Offer and Tendering Shares."

*        *        *        *        *

        Questions and requests for assistance regarding the Offer or any of the terms thereof may be directed to Innisfree M&A Incorporated, as information agent for the Offer (the "Information Agent"), at the address and telephone number set forth for the Information Agent on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal, the notice of guaranteed delivery and other tender offer materials may be directed to the Information Agent. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance.

        This Offer to Purchase and the Letter of Transmittal contain important information, and you should read both carefully and in their entirety before making a decision with respect to the Offer.

        This transaction has not been approved or disapproved by the U.S. Securities and Exchange Commission or any state securities commission nor has the SEC or any state securities commission passed upon the fairness or merits of such transaction or upon the accuracy or adequacy of the information contained in this Offer to Purchase or the Letter of Transmittal. Any representation to the contrary is unlawful.

 TABLE OF CONTENTS

SUMMARY TERM SHEET		1
INTRODUCTION		7
THE TENDER OFFER		10
1.	Terms of the Offer.	10
2.	Acceptance for Payment and Payment for Shares.	12
3.	Procedures for Accepting the Offer and Tendering Shares.	13
4.	Withdrawal Rights.	16
5.	Certain United States Federal Income Tax Consequences.	16
6.	Price Range of Shares; Dividends.	20
7.	Certain Information Concerning Health Grades.	20
8.	Certain Information Concerning Parent and Purchaser.	22
9.	Source and Amount of Funds.	23
10.	Background of the Offer; Past Contacts or Negotiations with Health Grades.	24
11.	The Merger Agreement.	27
12.	Purpose of the Offer; Plans for Health Grades.	41
13.	Certain Effects of the Offer.	43
14.	Dividends and Distributions.	44
15.	Certain Conditions of the Offer.	44
16.	Certain Legal Matters; Regulatory Approvals.	46
17.	Fees and Expenses.	48
18.	Miscellaneous	48
SCHEDULE I		49

 SUMMARY TERM SHEET

        Purchaser, a direct wholly-owned subsidiary of Parent, is offering to purchase all of the outstanding shares of common stock, par value $0.001, of Health Grades at a price of $8.20 net per Share in cash (less any applicable withholding taxes and without interest), as further described herein, upon the terms and subject to the conditions set forth in this Offer to Purchase and the Letter of Transmittal. The following are some questions you, as a stockholder of Health Grades, may have and answers to those questions. This summary term sheet highlights selected information from this Offer to Purchase and may not contain all of the information that is important to you and is qualified in its entirety by the more detailed descriptions and explanations contained in this Offer to Purchase and the Letter of Transmittal. To better understand the Offer and for a complete description of the legal terms of the Offer, you should read this Offer to Purchase and the Letter of Transmittal carefully and in their entirety. Questions or requests for assistance may be directed to the Information Agent at the address and telephone numbers set forth for the Information Agent on the back cover of this Offer to Purchase. Unless otherwise indicated in this Offer to Purchase or the context otherwise requires, all references in this Offer to Purchase to "we," "our" or "us" refer to Purchaser.

Who is offering to buy my Shares?

        Mountain Merger Sub Corp., a direct wholly-owned subsidiary of Mountain Acquisition Corp., is offering to purchase all of the outstanding Shares. Purchaser is a Delaware corporation which was formed for the sole purpose of making the Offer and completing the process by which Purchaser will be merged with and into Health Grades. Parent is a direct wholly-owned subsidiary of Mountain Acquisition Holdings, LLC, which is controlled by Vestar Capital Partners V, L.P. ("Vestar"). See the "Introduction" and Section 8—"Certain Information Concerning Parent and Purchaser."

How many Shares are you offering to purchase in the Offer?

        We are making an offer to purchase all of the outstanding Shares on the terms and subject to the conditions set forth in this Offer to Purchase. See the "Introduction" and Section 1—"Terms of the Offer."

Why are you making the Offer?

        We are making the Offer because we want to acquire control of, and ultimately the entire equity interest in, Health Grades. If the Offer is consummated, Parent intends, as soon as practicable after consummation of the Offer, to have Purchaser consummate the Merger. Upon consummation of the Merger, Health Grades would be a wholly-owned subsidiary of Parent.

How much are you offering to pay and what is the form of payment? Will I have to pay any fees or commissions?

        We are offering to pay $8.20 per Share, net to you in cash, without interest and less any applicable withholding taxes. If you tender your Shares to us in the Offer, you will not have to pay brokerage fees, commissions or similar expenses. If you own your Shares through a broker or other nominee, and your broker tenders your Shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. See the "Introduction," Section 1—"Terms of the Offer," and Section 2—"Acceptance for Payment and Payment for Shares."

What are the most significant conditions to the Offer?

        We are not obligated to purchase any Shares unless, prior to the expiration of the Offer:

  •
  there have been validly tendered and not withdrawn that number of Shares which, together with shares of restricted stock and Shares underlying options that are immediately available to be acquired by Purchaser pursuant to the Support Agreements immediately following the time that Purchaser has accepted for payment all Shares tendered pursuant to the Offer, represent at least a majority of the Shares, on a fully diluted basis, except for certain Shares issuable pursuant to a confidentiality and noncompetition agreement with an executive officer of Health Grades; and

  •
  we are not prohibited from consummating the Offer or the Merger by any applicable law or court order.

        The Offer is also subject to a number of other conditions. We can waive some of the conditions to the Offer without the consent of Health Grades. We cannot, however, waive the Minimum Condition without the consent of Health Grades. See Section 15—"Certain Conditions of the Offer."

Do you have the financial resources to pay for all of the Shares that you are offering to purchase in the Offer?

        Yes. If the conditions to the Offer are satisfied, Parent will provide us with the funds necessary to purchase the Shares in the Offer and to pay related expenses. The funds necessary to purchase the Shares pursuant to the Offer and to pay related fees and expenses will be funded through (x) the issuance of equity and/or debt securities of Parent or Holdings and (y) any available cash on Health Grades' balance sheet. Vestar and certain of its affiliates will provide Holdings, and Holdings will provide Parent, with the funds necessary to purchase the Shares in the Offer, and Vestar has provided Parent with an equity commitment letter pursuant to which Vestar has agreed to fund the entire purchase price of the Shares with its own capital in exchange for equity and/or debt securities of Parent or Holdings. In addition, Holdings, Parent and/or Purchaser may enter into debt financing arrangements prior to the purchase of the Shares and the consummation of the Merger, the proceeds of which financing may reduce the amount required to be contributed by Vestar under the equity commitment letter. However, the Offer is not conditional upon Holdings, Parent and/or Purchaser obtaining third party debt financing, and the failure to obtain third party debt financing has no bearing on Vestar's commitment to provide the necessary funds pursuant to such equity commitment letter. See Section 9—"Source and Amount of Funds."

Is your financial condition relevant to my decision to tender in the Offer?

        We do not think that Purchaser's financial condition is relevant to your decision whether to tender Shares and accept the Offer because:

  •
  the Offer is being made for all outstanding Shares solely for cash;

  •
  the Offer is not subject to any financing condition; and

  •
  if Purchaser consummates the Offer, Purchaser will acquire all remaining Shares for the same cash price in the Merger.

See Section 9—"Source and Amount of Funds."

How long do I have to decide whether to tender in the Offer?

        You will have until 9:00 AM, New York City time, on September 10, 2010, to tender your Shares in the Offer, subject to extension of the Offer in accordance with the terms of the Merger Agreement. Further, if you cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use a guaranteed delivery procedure by which a broker, a bank, or any other fiduciary that is an eligible institution may guarantee that the missing items will be received by the Depositary within three Nasdaq (as defined below) trading days. See Section 1—"Terms of the Offer" and Section 3—"Procedures for Accepting the Offer and Tendering Shares."

Can the Offer be extended and under what circumstances can or will the Offer be extended?

        In some cases, we are required to extend the Offer beyond its initial Expiration Date, but in no event will we be required to extend the Offer beyond November 30, 2010 (the "End Date"). We are required to extend our Offer beyond its initial Expiration Date:

  •
  for any period required by any rule or regulation of the SEC or its staff or The Nasdaq Stock Market ("Nasdaq");

  •
  subject to the next paragraph, for one or more periods of up to 20 business days each, the length of each such period to be determined by Purchaser in its discretion, if at the scheduled Expiration Date any of the conditions of the Offer have occurred and have not been waived by Purchaser, and it is reasonably expected that such condition(s) will cease to exist prior to the End Date; and

  •
  if at the scheduled Expiration Date, none of the conditions of the Offer have occurred except the Minimum Condition has not been satisfied, then Purchaser will only be required to extend the Offer for one or more periods not to exceed an aggregate of 20 business days, the length of each such period to be determined by Purchaser in its discretion so long as each such period is at least five business days.

        In no event will we be required to extend the Offer or the Expiration Date beyond the End Date.

        If we extend the time period of this Offer, this extension will extend the time that you will have to tender your Shares. See Section 1—"Terms of the Offer" for more details on our ability to extend the Offer.

How will I be notified if the Offer is extended?

        If we extend the Offer, we will inform the Depositary of that fact and will make a public announcement of the extension not later than 9:00 AM, New York City time, on the next business day after the day on which the Offer was scheduled to expire. See Section 1—"Terms of the Offer."

How do I tender my Shares?

        To tender your Shares, you must deliver the certificates representing your Shares, together with a completed Letter of Transmittal and any other documents required by the Letter of Transmittal, to the Depositary not later than the time the Offer expires. If your Shares are held in street name, the Shares can be tendered by your nominee through The Depository Trust Company. If you are unable to deliver any required document or instrument to the Depositary by the expiration of the Offer, you may gain some extra time by having a broker, a bank or any other fiduciary that is an eligible institution guarantee that the missing items will be received by the Depositary within three Nasdaq trading days. For the tender to be valid, however, the Depositary must receive the missing items within such three trading day period. See Section 3—"Procedures for Accepting the Offer and Tendering Shares."

Until what time may I withdraw previously tendered Shares?

        You may withdraw previously tendered Shares any time prior to the expiration of the Offer. However, Shares tendered during the subsequent offering period, if any, may not be withdrawn. If you tendered your Shares by giving instructions to a broker or other nominee, you must instruct your broker or nominee to arrange for the withdrawal of your Shares. See Section 4—"Withdrawal Rights."

How do I withdraw previously tendered Shares?

        To withdraw any of your previously tendered Shares, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the Depositary while you still have the right to withdraw such Shares. If you tendered your Shares by giving instructions to a broker or other nominee, you must instruct your broker or nominee to arrange for the withdrawal of your Shares. See Section 4—"Withdrawal Rights."

What does the board of directors of Health Grades think of the Offer?

        We are making the Offer pursuant to the Merger Agreement, which has been unanimously approved by the board of directors of Health Grades (the "Company Board"). The Company Board unanimously has:

  •
  determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are advisable to, fair to, and in the best interests of Health Grades and the stockholders of Health Grades;

  •
  authorized and approved the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, on the terms and subject to the conditions set forth therein and in accordance with the DGCL; and

  •
  recommended that the stockholders of Health Grades accept the Offer, tender their Shares pursuant to the Offer and, if required by the DGCL, adopt the Merger Agreement and the transactions contemplated thereby.

See the "Introduction" and Section 10—"Background of the Offer; Past Contacts or Negotiations with Health Grades."

If a majority of the Shares are tendered and accepted for payment, will Health Grades continue as a public company?

        No. Following the purchase of Shares in the Offer, we expect to consummate the Merger. If the Merger takes place, Health Grades no longer will be publicly owned. Even if for some reason the Merger does not take place but we purchase all of the tendered Shares, then there may be so few remaining stockholders and publicly held Shares that Health Grades common stock will no longer be eligible to be traded on Nasdaq or any other securities exchange, there may not be a public trading market for the common stock of Health Grades, and Health Grades, may no longer be required to make filings with the SEC or otherwise comply with the rules of the SEC relating to publicly held companies. See Section 13—"Certain Effects of the Offer."

Will the Offer be followed by the Merger if all of the Shares are not tendered in the Offer?

        Yes. If we accept for payment and pay for at least a majority of the then outstanding Shares, then Purchaser will be merged with and into Health Grades. If the Minimum Condition is not satisfied, pursuant to the Merger Agreement, we are not required to accept the Shares for purchase or consummate the Merger and we may not accept the offer without Health Grades' consent. If the Merger takes place, Parent will own all of the Shares and all remaining stockholders of Health Grades (other than Health Grades, Purchaser or Parent or any wholly-owned subsidiary of Health Grades or Parent and any stockholders who are entitled to and have properly exercised appraisal rights under Delaware law) will receive $8.20 per Share in cash, less any applicable withholding taxes and without interest. See the "Introduction."

If I object to the price being offered, will I have appraisal rights?

        Not in the Offer. However, if the Merger takes place, stockholders who have not tendered their Shares in the Offer and who comply with the applicable legal requirements will have appraisal rights under Delaware law. If you choose to exercise your appraisal rights in connection with the Merger and you comply with the applicable legal requirements under Delaware law, you will be entitled to payment for your Shares based on a judicial determination of the fair value of your Shares. This value may be more or less than the price that we are offering to pay you for your Shares in the Offer. See Section 12—"Purpose of the Offer; Plans for Health Grades."

If I decide not to tender, how will the Offer affect my Shares?

        If the Merger is consummated, then stockholders not tendering in the Offer will receive the same amount of cash per Share that they would have received had they tendered their Shares in the Offer, subject to any appraisal rights properly exercised under Delaware law. Therefore, if the Merger takes place, the only difference to you between tendering your Shares and not tendering your Shares is that you will be paid earlier if you tender your Shares and that no appraisal rights will be available. If the Merger does not take place, however, the number of stockholders and the number of Shares that are still in the hands of the public may be so small that there no longer will be an active public trading market (or, possibly, there may not be any public trading market) for the Shares. Also, as described above, Health Grades may no longer be required to make filings with the SEC or otherwise comply with the rules of the SEC relating to publicly held companies. See the "Introduction" and Section 13—"Certain Effects of the Offer."

What is the market value of my Shares as of a recent date?

        On July 27, 2010, the last trading day before we announced the Offer, the last sale price of the common stock of Health Grades reported on Nasdaq was $6.34 per Share. The average trading price for the 30 trading days immediately prior to the announcement of the Offer was approximately $6.24 per Share. On August 9, 2010, the last trading day before we commenced the Offer, the last sale price of the Shares reported on Nasdaq was $8.16. We encourage you to obtain a recent quotation for Shares in deciding whether to tender your Shares. See Section 6—"Price Range of Shares; Dividends."

Are there any compensation arrangements between Vestar and Health Grades' executive officers or other key employees?

        No. As indicated in the Merger Agreement, following completion of the Merger, Vestar expects that Health Grades will continue to employ its employees, including its executive officers, on terms similar to their current employment arrangements. See Section 6—"The Merger Agreement."

Have any stockholders already agreed to tender their Shares in the Offer or to otherwise support the Offer?

        Yes. On July 27, 2010, concurrently with the execution of the Merger Agreement, each of Messrs. Kerry R. Hicks, Allen Dodge, Wes Crews and David G. Hicks, Health Grades' President and Chief Executive Officer, Executive Vice President and Chief Financial Officer, Executive Vice President and Chief Operating Officer, and Executive Vice President and Chief Information Officer, respectively, entered into Support Agreements with Parent, Purchaser and Health Grades. An aggregate of 7,153,802 Shares (excluding 1,700,000 Shares issuable pursuant to a confidentiality and noncompetition agreement with Mr. Kerry R. Hicks, the "Non-Compete Shares"), or approximately 20.8% of the Shares, on a fully diluted basis (excluding the Non-Compete Shares), are subject to the Support Agreements. Such executive officers agreed not to tender Shares issuable upon exercise of Health Grades options, shares of restricted stock of Health Grades and the Non-Compete Shares and instead agreed to sell them to us at a price per Share equal to the Offer Price immediately following the acceptance by us of the Shares tendered in the Offer. See Section 12—"Purpose of the Offer; Plans for Health Grades."

If I tender my Shares, when and how will I get paid?

        If the conditions to the Offer as set forth in Section 15 are satisfied or waived and Purchaser consummates the Offer and accepts your Shares for payment, we will pay you an amount equal to the number of Shares you tendered multiplied by $8.20 in cash without interest (and less any amounts required to be deducted and withheld under any applicable law) promptly following expiration of the Offer. See Section 1—"Terms of the Offer" and Section 2—"Acceptance for Payment and Payment of Shares."

What is the Top-Up Option and when could it be exercised?

        Immediately following acceptance for payment of the Shares tendered in the Offer, Health Grades has agreed, subject to certain conditions, to grant Purchaser an irrevocable option to purchase (the "Top-Up Option"), at a price per Share equal to the Offer Price, a number of newly issued and/or treasury Shares equal to the number of Shares that, when added to the number of Shares owned by Parent and Purchaser immediately following the consummation of the Offer, constitutes one Share more than 90% of (i) the Shares then outstanding or, at the election of Parent, (ii) the sum of (x) the then outstanding Shares plus (y) all Shares which Health Grades may be required to issue as of such date upon the vesting, conversion or exercise of all derivative securities, including warrants, options, convertible or exchangeable securities or other rights to acquire Shares, regardless of the conversion or exercise price or other terms and conditions thereof, in either case after giving effect to the issuance of the Top-Up Option Shares and for consideration per Top-Up Option Share equal to the Offer Price. The Top-Up Option is exercisable only after the purchase of and payment for Shares pursuant to the Offer by us. The Top-Up Option is not exercisable if the number of Shares subject thereto exceeds the number of authorized Shares available for issuance. The Top-Up Option is intended to expedite the timing of the completion of the Merger by permitting Purchaser to effect a "short-form" merger pursuant to applicable Delaware law at a time when the approval of the Merger at a meeting of Health Grades' stockholders would be assured because of Parent's and Purchaser's ownership of a majority of the Shares following completion of the Offer. See Section 12—"Purpose of the Offer; Plans for Health Grades" and Section 16—"Certain Legal Matters; Regulatory Approvals."

What are the U.S. federal income tax consequences of the Offer and the Merger?

        The receipt of cash by you in exchange for your Shares pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign tax laws. In general, you will recognize capital gain or loss equal to the difference between your adjusted tax basis in the Shares you tender and the amount of cash you receive for those Shares. If you are a U.S. stockholder and you tender your Shares as a capital asset, the gain or loss that you recognize will be a capital gain or loss and will be treated as a long-term capital gain or loss if you have held the Shares for at least one year. You should consult your tax advisor about the particular tax consequences to you of tendering your Shares. See Section 5—"Certain United States Federal Income Tax Consequences" for a further discussion of U.S. federal income tax consequences of tendering Shares pursuant to the Offer or exchanging Shares in the Merger.

Who should I talk to if I have additional questions about the Offer?

        You may call Innisfree M&A Incorporated, the Information Agent for the Offer, toll-free at (888) 750-5834. Banks and brokers may call collect at (212) 750-5833.

 INTRODUCTION

        Mountain Merger Sub Corp. ("Purchaser"), a Delaware corporation and a direct wholly-owned subsidiary of Mountain Acquisition Corp. ("Parent"), a Delaware corporation indirectly controlled through Mountain Acquisition Holdings, LLC, a Delaware limited liability company and parent of Parent, by Vestar Capital Partners V, L.P. ("Vestar"), hereby offers to purchase for cash all outstanding shares of common stock, par value $0.001 per share ("Shares"), of Health Grades, Inc., a Delaware corporation ("Health Grades"), at a price of $8.20 per Share, net to the seller in cash, without interest thereon and less any applicable withholding taxes (the "Offer Price"), upon the terms and subject to the conditions set forth in this offer to purchase (this "Offer to Purchase") and in the related letter of transmittal (the "Letter of Transmittal") (which, together with any amendments or supplements hereto or thereto, collectively constitute the "Offer"). The Offer and the withdrawal rights will expire at 9:00 AM, New York City time, on September 10, 2010, unless the Offer is extended in accordance with the terms of the Merger Agreement (as defined below) (the "Expiration Date").

        The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of July 27, 2010, as amended August 9, 2010 (the "Merger Agreement"), by and among Parent, Purchaser, Holdings and Health Grades. The Merger Agreement provides that Purchaser will be merged with and into Health Grades (the "Merger") with Health Grades continuing as the surviving corporation in the Merger and a wholly-owned subsidiary of Parent (the "Surviving Corporation"). Pursuant to the Merger Agreement, at the effective time of the Merger (the "Effective Time"), each Share outstanding immediately prior to the Effective Time (other than Shares owned by Health Grades, Purchaser or Parent or any wholly-owned subsidiaries of Health Grades, Purchaser or Parent, all of which will be cancelled, and other than Shares that are held by stockholders, if any, who are entitled to and have properly exercised their appraisal rights under Section 262 of the Delaware General Corporation Law (the "DGCL")) will be converted into the right to receive $8.20 in cash, without interest and less any applicable withholding taxes (the "Merger Consideration"). The Merger Agreement is more fully described in Section 11—"The Merger Agreement," which also contains a discussion of the treatment of options, restricted stock and other equity securities of Health Grades.

        Tendering stockholders who are record owners of their Shares and tender directly to the Depositary (as defined below) will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Purchaser pursuant to the Offer. Stockholders who hold their Shares through a broker or bank should consult such institution as to whether it charges any service fees. Parent or Purchaser will pay all charges and expenses of Computershare Trust Company N.A., as depositary for the Offer (the "Depositary"), and Innisfree M&A Incorporated, as information agent for the Offer (the "Information Agent"), incurred in connection with the Offer. See Section 17—"Fees and Expenses."

        The board of directors of Health Grades (the "Company Board") has unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are advisable to, fair to, and in the best interests of Health Grades and the stockholders of Health Grades, (ii) authorized and approved the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, on the terms and subject to the conditions set forth therein and in accordance with the DGCL, and (iii) recommended that the stockholders of Health Grades accept the Offer, tender their Shares pursuant to the Offer and, if required by the DGCL, adopt the Merger Agreement and the transactions contemplated thereby.

        A more complete description of the Company Board's reasons for authorizing and approving the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, is set forth in Health Grades' Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9") under the U.S. Securities Exchange Act of 1934, as amended (the "Exchange Act"), that is being mailed to the stockholders of Health Grades with this Offer to Purchase.

        Citigroup Global Markets Inc. ("Citi"), Health Grades' financial advisor, rendered to the Company Board on July 27, 2010 an oral opinion, which opinion was confirmed by delivery of a written opinion dated July 27, 2010, to the effect that, as of that date and based on and subject to the matters described in its opinion, the $8.20 per Share cash consideration to be received in the Offer and the Merger, taken together, by holders of Shares (other than Parent and its affiliates), was fair, from a financial point of view, to such holders. The full text of Citi's written opinion to the Company Board, which describes, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of review undertaken, is attached as Annex A to the Schedule 14D-9 that is being mailed to stockholders with this Offer to Purchase. Citi provided its opinion to the Company Board for its information in connection with its evaluation of the $8.20 per Share cash consideration to be received in the Offer and the Merger, from a financial point of view, and its opinion does not address the relative merits of the Offer or the Merger as compared to any alternative business strategies that might exist for Health Grades or the effect of any other transaction in which Health Grades might engage or as to the underlying business decision of Health Grades to effect the Offer or the Merger. Citi's opinion does not constitute a recommendation to any stockholder as to whether any stockholder should tender Shares in the Offer or how any stockholder should vote or act in connection with the Offer or the Merger or any related matter.

        The Offer is conditioned upon, among other things, (i) there having been validly tendered in accordance with the terms of the Offer and not withdrawn that number of Shares which, together with Shares of restricted stock and Shares underlying options that are immediately available to be acquired by Purchaser pursuant to certain Tender and Support Agreements, dated as of July 27, 2010, by and among Parent, Purchaser, Health Grades and certain executive officers of Health Grades (the "Support Agreements"), immediately following the time that Purchaser has accepted for payment all Shares tendered pursuant to the Offer, represents at least a majority of the sum of (x) the outstanding Shares plus (y) except for certain Shares issuable pursuant to a confidentiality and noncompetition agreement with Mr. Kerry R. Hicks, the Chief Executive Officer of Health Grades, all Shares which Health Grades may be required to issue as of such date upon the vesting, conversion or exercise of all derivative securities, including warrants, options, convertible or exchangeable securities or other rights to acquire Shares, regardless of the conversion or exercise price or other terms and conditions thereof (the "Minimum Condition"); and (ii) our being prohibited from consummating the Offer or the Merger by any applicable law or court order. The Offer is also subject to a number of other conditions. We can waive some of the conditions to the Offer without the consent of Health Grades. We cannot, however, waive the Minimum Condition without the consent of Health Grades. See Section 15—"Certain Conditions of the Offer."

        Health Grades has advised Parent that, on July 27, 2010, 30,534,195 Shares were issued and outstanding, 3,688,167 Shares were issuable pursuant to stock option grants, 125,000 Shares were issuable pursuant to a warrant and 1,700,000 Shares were issuable pursuant to a confidentiality and noncompetition agreement with Mr. K. Hicks (the "Non-Compete Shares") if he remains employed by Health Grades through the time of the acceptance of the Offer. As of the date of this Offer to Purchase, none of Holdings, Parent, Purchaser, or any person listed on Schedule I beneficially owns any Shares, except for Shares that may be deemed to be beneficially owned as the result of the Support Agreements. For more information about the Support Agreements, see the "Introduction" and Section 11—"The Merger Agreement." Assuming that no Shares are issued after July 27, 2010 (other than 8,786 restricted shares that were subsequently allocated), there would be 34,356,148 Shares outstanding on a fully diluted basis (excluding the Non-Compete Shares) and the Minimum Condition would be satisfied if at least 12,821,364 Shares are validly tendered and not withdrawn prior to the Expiration Date (which, taken together with the Shares of restricted stock and Shares underlying options that are immediately available to be acquired by Purchaser pursuant to the Support Agreements, assuming full exercise that would be sold directly to Purchaser pursuant to the Support Agreements, would equal more than 50% Shares outstanding on a fully diluted basis (excluding the

Non-Compete Shares). The actual number of Shares required to be tendered to satisfy the Minimum Condition will depend on the actual number of Shares outstanding on the date we accept Shares for payment pursuant to the Offer and whether the Shares subject to the Support Agreements are settled net of any Share withholding to satisfy employment and income tax obligations.

        The Merger Agreement provides that, effective upon the closing of the Offer (the "Offer Closing"), Purchaser is entitled to designate a number of directors, rounded up to the next whole number constituting at least a majority of the directors, to the Company Board that is equal to the total number of directors on the Company Board (giving effect to the increase described in this sentence) multiplied by the percentage that the number of Shares beneficially owned by Parent and/or Purchaser (including shares accepted for payment) bears to the total number of shares outstanding, and Health Grades will cause Parent's designees to be elected or appointed to the Company Board, including by increasing the number of directors and seeking and accepting resignations from incumbent directors. At such time, Health Grades will also cause individuals designated by Parent to constitute the proportional number of members, rounded up to the next whole number, on each committee of the Company Board.

        The Company Board will have at least such number of directors who qualify as independent directors for purposes of the continued listing requirements of The Nasdaq Stock Market ("Nasdaq") and the U.S. Securities and Exchange Commission ("SEC") rules and regulations (the "Independent Directors"). If the number of Independent Directors is reduced below the number of directors required by such rules and regulations, the remaining Independent Directors will be entitled to designate persons to fill such vacancies.

        The Merger is subject to the satisfaction or waiver of certain conditions, including, if required, the adoption of the Merger Agreement by the affirmative vote of the holders of at least a majority of the then outstanding Shares. If the Minimum Condition is satisfied, Purchaser would have sufficient voting power to approve the Merger without the affirmative vote of any other stockholder of Health Grades. Health Grades has agreed, if required, to cause a meeting of its stockholders to be held as promptly as practicable following consummation of the Offer for the purposes of considering and taking action upon the approval and adoption of the Merger Agreement. This Offer to Purchase does not constitute a solicitation of proxies, and Purchaser is not soliciting proxies at this time. If Purchaser acquires at least 90% of the Shares in the Offer, pursuant to the Support Agreements and the Top-Up Option (as defined below), if applicable, Purchaser may consummate the Merger under the DGCL without a stockholders' meeting and without the approval of Health Grades' stockholders. See Section 11—"The Merger Agreement."

        Certain U.S. federal income tax consequences of the sale of Shares pursuant to the Offer and the exchange of Shares pursuant to the Merger are described in Section 5—"Certain United States Federal Income Tax Consequences."

        This Offer to Purchase and the Letter of Transmittal contain important information that should be read carefully before any decision is made with respect to the Offer.

 THE TENDER OFFER

1.     Terms of the Offer.

        Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), Purchaser will accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not properly withdrawn as permitted under Section 4—"Withdrawal Rights." The term "Expiration Date" means 9:00 AM, New York City time, on September 10, 2010, unless Purchaser, in accordance with the Merger Agreement, extends the period during which the Offer is open, in which event the term "Expiration Date" means the latest time and date on which the Offer, as so extended (other than any extension with respect to the Subsequent Offering Period described below), expires; provided, however, that the Expiration Date may not be extended beyond November 30, 2010.

        The Offer is conditioned upon the satisfaction of the Minimum Condition and the other conditions set forth in Section 15—"Certain Conditions of the Offer." Subject to the provisions of the Merger Agreement, Purchaser may waive any or all of the conditions to its obligation to purchase Shares pursuant to the Offer (other than the Minimum Condition, which may only be waived with the prior written consent of Health Grades). The Merger Agreement provides that Purchaser will extend the Offer for one or more periods of up to 20 business days each, the length of each such period to be determined by Purchaser in its sole discretion, if at the scheduled expiration of the Offer any of the conditions of the Offer have occurred and have not been waived by Purchaser, and it is reasonably expected that such condition(s) will cease to exist prior to November 30, 2010. If, at the scheduled expiration of the Offer, none of the conditions of the Offer have occurred except the Minimum Condition has not been met, then Purchaser will only be required to extend the Offer for one or more periods not to exceed an aggregate of 20 business days, the length of each such period to be determined by Purchaser in its sole discretion so long as each such period is at least five business days. Purchaser has agreed that it will extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or its staff or Nasdaq applicable to the Offer.

        The Merger Agreement also provides that, if the Minimum Condition is satisfied and Purchaser purchases Shares in the Offer, Purchaser may provide for a subsequent offering period in accordance with Rule 14d-11 of the Exchange Act (the "Subsequent Offering Period"). The Subsequent Offering Period is an additional period of time of not less than three nor more than 20 business days in length, beginning after Purchaser purchases Shares tendered in the Offer, during which time stockholders may tender, but not withdraw, their Shares and receive the Offer Price. Rule 14d-11 provides that Purchaser may provide for the Subsequent Offering Period so long as, among other things, (i) the Offer remained open for a minimum of 20 business days and has expired, (ii) the Offer is for all outstanding shares, (iii) Purchaser accepts and promptly pays for all Shares tendered during the Offer prior to the Expiration Date, (iv) Purchaser announces the results of the Offer, including the approximate number and percentage of Shares deposited in the Offer, no later than 9:00 AM, New York City time, on the next business day after the Expiration Date and immediately begins the Subsequent Offering Period, (v) Purchaser immediately accepts and promptly pays for Shares as they are tendered during the Subsequent Offering Period, and (vi) Purchaser offers the same form and amount of consideration to holders of Shares in both the initial Offer period and the Subsequent Offer Period. In the event that Purchaser elects to provide for the Subsequent Offering Period, it will provide an announcement to that effect by issuing a press release to a national news service on the next business day after the previously scheduled Expiration Date.

        Subject to the applicable rules and regulations of the SEC and the provisions of the Merger Agreement, Purchaser expressly reserves the right, in its sole discretion, at any time or from time to time, (i) to extend the Offer if any of the conditions set forth in Section 15—"Certain Conditions of the Offer" have occurred, (ii) to waive any condition to the Offer (other than the Minimum Condition)

or (iii) otherwise amend the Offer in any respect, in each case by giving oral or written notice of such extension, termination, waiver or amendment to the Depositary and by making a public announcement thereof.

        The rights reserved by Purchaser in the preceding paragraph are in addition to Purchaser's rights pursuant to Section 15—"Certain Conditions of the Offer." Any extension, delay, termination, waiver or amendment will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be made no later than 9:00 AM, New York City time, on the next business day after the previously scheduled Expiration Date, in accordance with the public announcement requirements of Rule 14e-1(d) under the Exchange Act. Subject to applicable law (including Rules 14d-4(d) and 14d-6(c) under the Exchange Act, which require that material changes be promptly disseminated to stockholders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to a national news service. As used in this Offer to Purchase, "business day" means any day other than a Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or the State of Colorado or is a day on which banking institutions located in the State of New York or the State of Colorado are authorized or required by law or other governmental action to close, and shall consist of the time period from 12:01 AM through 12:00 midnight, New York City time.

        If Purchaser extends the Offer or if Purchaser (whether before or after its acceptance for payment of Shares) is delayed in its acceptance for payment of or payment for Shares or it is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may retain tendered Shares on behalf of Purchaser, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described herein under Section 4—"Withdrawal Rights." However, the ability of Purchaser to delay the payment for Shares that Purchaser has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered. Alternatively, if the Offer is not consummated, the Shares are not accepted for payment or Shares are properly withdrawn, Purchaser is obligated to return the securities deposited by or on behalf of stockholders promptly after the termination of the Offer or withdrawal of such Shares.

        If Purchaser makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, Purchaser will disseminate additional Offer materials and extend the Offer to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which an Offer must remain open following material changes in the terms of the Offer, other than a change in price, percentage of securities sought, or inclusion of or changes to a dealer's soliciting fee, will depend upon the facts and circumstances, including the materiality, of the changes. In the SEC's view, an offer to purchase should remain open for a minimum of five business days from the date the material change is first published, sent or given to stockholders and, if material changes are made with respect to information that approaches the significance of price and share levels, a minimum of 10 business days may be required to allow for adequate dissemination and investor response. Accordingly, if, prior to the Expiration Date, Purchaser decreases the number of Shares being sought or increases the consideration offered pursuant to the Offer, and if the Offer is scheduled to expire at any time earlier than the tenth business day from the date that notice of such increase or decrease is first published, sent or given to stockholders, the Offer will be extended at least until the expiration of such tenth business day.

        Health Grades has provided Purchaser with Health Grades' stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the Letter of Transmittal will be mailed to record holders of Shares whose names appear on Health Grades' stockholder list and will be furnished, for subsequent transmittal to beneficial owners of

Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing.

2.     Acceptance for Payment and Payment for Shares.

        Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment) and the satisfaction or earlier waiver of all the conditions to the Offer set forth in Section 15—"Certain Conditions of the Offer," Purchaser will accept for payment and will pay for all Shares validly tendered prior to the Expiration Date and not properly withdrawn pursuant to the Offer promptly after the Expiration Date. Subject to the Merger Agreement and in compliance with Rule 14e-1(c) under the Exchange Act, Purchaser expressly reserves the right to delay payment for Shares pending receipt of regulatory or government approvals. Rule 14e-1(c) under the Exchange Act relates to the obligation of Purchaser to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer. See Section 16—"Certain Legal Matters; Regulatory Approvals."

        In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates evidencing such Shares (the "Share Certificates") or confirmation (a "Book-Entry Confirmation") of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedures set forth in Section 3—"Procedures for Accepting the Offer and Tendering Shares," (ii) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message (as defined below) in lieu of the Letter of Transmittal, and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when Share Certificates or Book-Entry Confirmations with respect to Shares are actually received by the Depositary.

        For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not properly withdrawn as, if and when Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the Offer Price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from Purchaser and transmitting such payments to tendering stockholders whose Shares have been accepted for payment. If, for any reason whatsoever, acceptance for payment of any Shares tendered pursuant to the Offer is delayed, or Purchaser is unable to accept for payment Shares tendered pursuant to the Offer, then, without prejudice to Purchaser's rights under the Offer hereof, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn, except to the extent that the tendering stockholders are entitled to withdrawal rights as described in Section 4—"Withdrawal Rights" and as otherwise required by Rule 14e-1(c) under the Exchange Act.

        Under no circumstances will interest on the Offer Price for Shares be paid, regardless of any delay in making such payment.

        If any tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if Share Certificates are submitted evidencing more Shares than are tendered, Share Certificates evidencing unpurchased or untendered Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedure set forth in Section 3—"Procedures for Accepting the Offer and Tendering Shares," such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), promptly following the expiration or termination of the Offer.

        If, prior to the Expiration Date, Purchaser increases the price being paid for Shares, Purchaser will pay the increased consideration for all Shares purchased pursuant to the Offer, whether or not those Shares were tendered prior to the increase in consideration.

3.     Procedures for Accepting the Offer and Tendering Shares.

        Valid Tenders.    In order for a stockholder to validly tender Shares pursuant to the Offer, either (i) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal), and any other documents required by the Letter of Transmittal must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and either the Share Certificates evidencing tendered Shares must be received by the Depositary at such address or such Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary, in each case prior to the Expiration Date (except with respect to the Subsequent Offering Period, if it is provided), or (ii) the tendering stockholder must comply with the guaranteed delivery procedures described below. No alternative, conditional or contingent tenders will be accepted.

        Book-Entry Transfer.    The Depositary will establish an account with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make a book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at the Book-Entry Transfer Facility, either the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date (except with respect to the Subsequent Offering Period, if it is provided), or the tendering stockholder must comply with the guaranteed delivery procedure described below. Delivery of documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.

        The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, that states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against such participant.

        For Shares to be validly tendered during the Subsequent Offering Period, if it is provided, the tendering stockholder must comply with the foregoing procedures, except that required documents and certificates must be received during the Subsequent Offering Period.

        Signature Guarantees.    No signature guarantee is required on the Letter of Transmittal (i) if the Letter of Transmittal is signed by the registered holder (which term, for purposes of this Section 3, includes any participant in the Book-Entry Transfer Facility's systems whose name appears on a security position listing as the owner of the Shares) of the Shares tendered therewith, unless such holder has completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (ii) if the Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a member of or participant in a recognized "Medallion Program" approved by the Securities Transfer Association Inc., including the Security Transfer Agents Medallion Program (STAMP), the Stock Exchange Medallion Program (SEMP) and the New York Stock Exchange Medallion Signature Program (MSP), or any other "eligible guarantor institution," as such term is defined in Rule 17Ad-15 of the Exchange Act (each, an "Eligible Institution" and collectively "Eligible Institutions"). In all other cases, all signatures on a Letter of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal. If a Share Certificate is registered in the name of a person or persons other than the signer of the Letter of Transmittal, or if payment is to be made or delivered to, or a Share Certificate not accepted for payment or not tendered is to be issued in the name of or returned to, a person other than the registered holder(s), then the Share Certificate must be endorsed or accompanied by appropriate duly executed stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear on the Share Certificate, with the signature(s) on such Share Certificate or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.

        Guaranteed Delivery.    If a stockholder desires to tender Shares pursuant to the Offer and the Share Certificates evidencing such stockholder's Shares are not immediately available or such stockholder cannot deliver the Share Certificates and all other required documents to the Depositary prior to the Expiration Date, or such stockholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Shares may nevertheless be tendered; provided that all of the following conditions are satisfied:

  i.
  such tender is made by or through an Eligible Institution;

  ii.
  a properly completed and duly executed "Notice of Guaranteed Delivery," substantially in the form made available by Purchaser, is received prior to the Expiration Date by the Depositary as provided below; and

  iii.
  the Share Certificates (or a Book-Entry Confirmation) evidencing all tendered Shares, in proper form for transfer, in each case together with the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message), and any other documents required by the Letter of Transmittal are received by the Depositary within three trading days after the date of execution of such Notice of Guaranteed Delivery. As used in this Offer to Purchase, "trading day" means any day on which Nasdaq is open for business.

        The Notice of Guaranteed Delivery may be delivered by overnight courier or transmitted by facsimile transmission or mailed to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the form of Notice of Guaranteed Delivery made available by Purchaser. In the case of Shares held through the Book-Entry Transfer Facility, the Notice of Guaranteed Delivery must be delivered to the Depositary by a participant by means of the confirmation system of the Book-Entry Transfer Facility.

        The method of delivery of Share Certificates, the Letter of Transmittal, and all other required documents, including delivery through the Book-Entry Transfer Facility, is at the option and risk of the tendering stockholder, and the delivery will be deemed made only when actually received by the Depositary (including, in the case of a book-entry transfer, receipt of a Book-Entry Confirmation). If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

        The tender of Shares pursuant to any one of the procedures described above will constitute the tendering stockholder's acceptance of the Offer, as well as the tendering stockholder's representation and warranty that such stockholder has the full power and authority to tender and assign the Shares tendered, as specified in the Letter of Transmittal, and that when Purchaser accepts the Shares for payment, it will acquire good and unencumbered title, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims. Purchaser's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and Purchaser upon the terms and subject to the conditions of the Offer.

        Determination of Validity.    All questions as to the validity, form, eligibility (including, without limitation, time of receipt) and acceptance for payment of any tender of Shares will be determined by Purchaser in its reasonable discretion, which determination shall be final and binding on all parties. Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of which may, in the opinion of its counsel, be unlawful. Purchaser also reserves the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived to the satisfaction of Purchaser. None of Purchaser, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Purchaser's interpretation of the terms and conditions of the Offer (including, without limitation, the Letter of Transmittal and the instructions thereto) will be final and binding.

        Appointment.    By executing the Letter of Transmittal (or delivering an Agent's Message) as set forth above, the tendering stockholder will irrevocably appoint designees of Purchaser, and each of them, as such stockholder's attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by Purchaser and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares. All such proxies will be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, Purchaser accepts for payment Shares tendered by such stockholder as provided herein. Upon such appointment, all prior powers of attorney, proxies and consents given by such stockholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given by such stockholder (and, if given, will not be deemed effective) with respect thereto. Each designee of Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Shares and other securities or rights, including, without limitation, in respect of any annual, special or adjourned meeting of Health Grades' stockholders, actions by written consent in lieu of any such meeting or otherwise, as such designee in its sole discretion deems proper. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Purchaser's acceptance for payment of such Shares, Purchaser must be able to exercise full voting, consent and other rights with respect to such Shares and other securities and rights, including voting at any meeting of stockholders.

        Backup Withholding.    Under the "backup withholding" provisions of U.S. federal income tax law, the Depositary may be required to withhold and pay over to the Internal Revenue Service a portion of the amount of any payments pursuant to the Offer. In order to prevent backup federal income tax withholding with respect to payments to certain stockholders of the Offer Price of Shares purchased pursuant to the Offer, each such stockholder must provide the Depositary with such stockholder's correct taxpayer identification number ("TIN") and certify that such stockholder is not subject to backup withholding by completing the U.S. Internal Revenue Service ("IRS") Form W-9 in the Letter of Transmittal. Certain stockholders (including, among others, all corporations and certain foreign individuals) are not subject to backup withholding. If a stockholder does not provide its correct TIN or fails to provide the certifications described above, the IRS may impose a penalty on the stockholder and payment of cash to the stockholder pursuant to the Offer may be subject to backup withholding.

All stockholders surrendering Shares pursuant to the Offer should complete and sign the IRS Form W-9 included in the Letter of Transmittal to provide the information necessary to avoid backup withholding. Each tendering non-United States holder (e.g., a non-resident alien or foreign entity) must submit an appropriate properly completed IRS Form W-8 (a copy of which may be obtained from the Depositary) certifying, under penalties of perjury, to such non-United States holder's foreign status in order to establish an exemption from backup withholding. See Instruction 8 of the Letter of Transmittal.

4.     Withdrawal Rights.

        Except as otherwise provided in this Section 4, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date.

        For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3—"Procedures for Accepting the Offer and Tendering Shares," any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares.

        If Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described herein.

        Withdrawals of Shares may not be rescinded. Any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered at any time prior to the Expiration Date or during the Subsequent Offering Period (if any) by following one of the procedures described in Section 3—"Procedures for Accepting the Offer and Tendering Shares."

        No withdrawal rights will apply to Shares tendered during the Subsequent Offering Period, if it is provided, and no withdrawal rights apply during the Subsequent Offering Period with respect to Shares tendered in the Offer and accepted for payment. See Section 1—"Terms of the Offer."

        All questions as to the form and validity (including, without limitation, time of receipt) of any notice of withdrawal will be determined by Purchaser, in its reasonable discretion, whose determination will be final and binding. None of Purchaser, the Depositary, the Information Agent or any other person will be under duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

5.     Certain United States Federal Income Tax Consequences.

        The following is a summary of the material United States federal income tax consequences to beneficial holders of Shares upon the tender of Shares for cash pursuant to the Offer and the exchange of Shares for cash pursuant to the Merger. This summary is general in nature and does not discuss all aspects of United States federal income taxation that may be relevant to you in light of your particular circumstances. In addition, this summary does not describe any tax consequences arising under the laws of any local, state or foreign jurisdiction and does not consider any aspects of United States federal tax law other than income taxation. This summary deals only with Shares held as capital assets within the meaning of Section 1221 of the United States Internal Revenue Code of 1986, as amended (the "Code") (generally property held for investment), and does not address tax considerations applicable to any holder of Shares that may be subject to special treatment under the United States federal income tax laws, including:

  •
  a bank or other financial institution;

  •
  a tax-exempt organization;

  •
  a retirement plan or other tax-deferred account;

  •
  a partnership, an S corporation or other pass-through entity (or an investor in a partnership, S corporation or other pass-through entity);

  •
  an insurance company;

  •
  a mutual fund;

  •
  a real estate investment trust;

  •
  a dealer or broker in stocks and securities, or currencies;

  •
  a trader in securities that elects mark-to-market treatment;

  •
  a holder of Shares subject to the alternative minimum tax provisions of the Code;

  •
  a holder of Shares that received the Shares through the exercise of an employee stock option, through a tax qualified retirement plan or otherwise as compensation;

  •
  a person that has a functional currency other than the United States dollar;

  •
  a person that holds the Shares as part of a hedge, straddle, constructive sale, conversion or other integrated transaction;

  •
  a United States expatriate; or

  •
  any holder of Shares that entered into a Support Agreement as part of the transactions described in this Offer to Purchase.

        If a partnership (including any entity or arrangement treated as a partnership for United States federal income tax purposes) holds Shares, the tax treatment of a holder that is a partner in the partnership generally will depend upon the status of the partner and the activities of the partner and the partnership. Such holders should consult their own tax advisors regarding the tax consequences of exchanging the Shares pursuant to the Offer or pursuant to the Merger.

        This summary is based on the Code, the regulations promulgated under the Code, and rulings and judicial decisions, all as in effect as of the date of this Offer to Purchase, and all of which are subject to change or differing interpretations at any time, with possible retroactive effect. We have not sought, and do not intend to seek, any ruling from the IRS with respect to the statements made and the conclusions reached in the following summary, and no assurance can be given that the IRS will agree with the views expressed herein, or that a court will not sustain any challenge by the IRS in the event of litigation.

        The discussion set out herein is intended only as a summary of the material United States federal income tax consequences to a holder of Shares. We urge you to consult your own tax advisor with respect to the specific tax consequences to you in connection with the Offer and the Merger in light of your own particular circumstances, including federal estate, gift and other non-income tax consequences, and tax consequences under state, local or foreign tax laws.

  United States Holders

        For purposes of this discussion, the term "United States holder" means a beneficial owner of Shares that is, for United States federal income tax purposes:

  •
  a citizen or resident of the United States;

  •
  a corporation (or any other entity or arrangement treated as a corporation for United States federal income tax purposes), organized in or under the laws of the United States or any state thereof or the District of Columbia;

  •
  an estate, the income of which is subject to United States federal income taxation, regardless of its source; or

  •
  a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust, and (ii) one or more United States persons have the authority to control all substantial decisions of the trust.

  Payments with Respect to Shares

        The exchange of Shares for cash pursuant to the Offer or pursuant to the Merger will be a taxable transaction for United States federal income tax purposes, and a United States holder who receives cash for Shares pursuant to the Offer or pursuant to the Merger will recognize gain or loss, if any, equal to the difference between the amount of cash received and the holder's adjusted tax basis in the Shares. Gain or loss will be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction). Such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if such United States holder's holding period for the Shares is more than one year at the time of the exchange of such holder's Shares for cash. Long-term capital gain recognized by an individual holder generally is subject to tax at a lower rate than short-term capital gain or ordinary income. There are limitations on the deductibility of capital losses.

  Backup Withholding Tax

        Proceeds from the exchange of Shares pursuant to the Offer or pursuant to the Merger generally will be subject to backup withholding tax at the applicable rate (currently 28%) unless the applicable United States holder or other payee provides valid taxpayer identification number and complies with certain certification procedures or otherwise establishes an exemption from backup withholding tax. Any amounts withheld under the backup withholding tax rules from a payment to a United States holder will be allowed as a credit against that holder's United States federal income tax liability and may entitle the holder to a refund, provided that the required information is timely furnished to the IRS. Each United States holder should complete and sign the IRS Form W-9, which will be included with the Letter of Transmittal to be returned to the Depositary, to provide the information and certification necessary to avoid backup withholding, unless an exemption applies and is established in a manner satisfactory to the Depositary.

        A stockholder whose Shares are purchased in the Offer may be subject to backup withholding unless certain information is provided to the Depositary or an exemption applies. See Section 3—"Procedures for Accepting the Offer and Tendering Shares."

  Non-United States Holders

        The following is a summary of certain United States federal income tax consequences that will apply to you if you are a Non-United States holder of Shares. The term "Non-United States holder" means a beneficial owner, other than a partnership, of Shares that is:

  •
  a nonresidential alien individual;

  •
  a foreign corporation; or

  •
  a foreign estate or trust

        The following discussion applies only to Non-United States holders, and assumes that no item of income, gain, deduction or loss derived by the Non-United States holder in respect of Shares at any time is effectively connected with the conduct of a United States trade or business. Special rules, not discussed herein, may apply to certain Non-United States holders, such as:

  •
  certain former citizens or residents of the United States;

  •
  controlled foreign corporations;

  •
  passive foreign investment companies;

  •
  corporations that accumulate earnings to avoid United States federal income tax;

  •
  investors in pass-through entities that are subject to special treatment under the Code; and

  •
  Non-United States holders that are engaged in the conduct of a United States trade or business.

  Payments with Respect to Shares

        Payments made to a Non-United States holder with respect to Shares exchanged for cash in the Offer or pursuant to the Merger generally will be exempt from United States federal income tax. However, if the Non-United States holder is an individual who was present in the United States for 183 days or more in the taxable year and certain other conditions are met, such holder will be subject to tax at a flat rate of 30% (or such lower rate as may be specified under an applicable income tax treaty) on the gain from the exchange of the Shares, net of applicable United States losses from sales or exchanges of other capital assets recognized by the holder during the year.

  Backup Withholding Tax

        A Non-United States holder may be subject to backup withholding tax with respect to the proceeds from the disposition of Shares pursuant to this Offer to Purchase or pursuant to the Merger, unless, generally, the Non-United States holder certifies under penalties of perjury on an appropriate IRS Form W-8 that:

        Non-United States holder is not a United States person, or the Non-United States holder otherwise establishes an exemption in a manner satisfactory to the Depositary.

        Any amounts withheld under the backup withholding tax rules will be allowed as a refund or a credit against the Non-United States holder's United States federal income tax liability, provided the required information is furnished to the IRS.

        The foregoing summary does not discuss all aspects of United States federal income taxation that may be relevant to particular holders Shares. Holders of Shares should consult their own tax advisors as to the particular tax consequences to them of tendering their Shares for cash pursuant to this Offer to Purchase or exchanging their Shares for cash in the Merger under any federal, state, foreign or other tax laws.

        A stockholder whose Shares are purchased in the Offer may be subject to backup withholding unless certain information is provided to the Depositary or an exemption applies. See Section 3—"Procedures for Accepting the Offer and Tendering Shares."

6.     Price Range of Shares; Dividends.

        The Shares are listed on Nasdaq under the symbol "HGRD." The Shares have been listed on Nasdaq since June 16, 2005. The Shares were listed on The Nasdaq Capital Market from June 16, 2005 through May 8, 2007 and have been listed on The Nasdaq Global Select Market since May 9, 2007.

        The following table sets forth for the indicated periods the high and low sales prices per Share as reported on Nasdaq.

	High	Low
Year Ended December 31, 2008:
First Quarter	$6.13	$5.00
Second Quarter	5.80	4.29
Third Quarter	4.54	2.81
Fourth Quarter	3.10	1.16
Year Ended December 31, 2009:
First Quarter	$2.82	$1.90
Second Quarter	4.49	1.63
Third Quarter	5.30	3.76
Fourth Quarter	5.08	3.99
Year Ending December 31, 2010:
First Quarter	$6.77	$4.30
Second Quarter	7.89	5.02
Third Quarter (through August 9, 2010)	8.20	5.80

        On July 27, 2010, the last trading day before Vestar and Health Grades announced that Parent and Health Grades had entered into the Merger Agreement, the last sale price of Shares reported on Nasdaq was $6.34 per share; therefore, the Offer Price of $8.20 per share represents a premium of approximately 29% over such price. On August 9, 2010, the last trading day prior to the original printing of this Offer to Purchase, the last sale price of the Shares reported on Nasdaq was $8.16 per share.

        Stockholders are urged to obtain current market quotations for Shares before making a decision with respect to the Offer.

        Health Grades has never declared or paid any cash dividends on its capital stock. In addition, under the terms of the Merger Agreement, Health Grades is not permitted to declare or pay dividends in respect of Shares unless approved in advance by Parent in writing.

7.     Certain Information Concerning Health Grades.

        The following description of Health Grades and its business has been taken from Health Grades' Annual Report on Form 10-K for the fiscal year ended December 31, 2009, and is qualified in its entirety by reference to such report.

        General.    Health Grades provides proprietary, objective ratings of hospitals, nursing homes and home health agencies. Health Grades also provides detailed information on physicians, including name, address, phone number, years in practice, information on whether they are board certified, whether they are free of state and federal sanctions and many other items. Health Grades provides its clients with healthcare information, including information relating to quality of service and detailed profile information on physicians, which enables its clients to measure, assess, enhance and market healthcare quality. Health Grades' clients include hospitals, employers, benefits consulting firms, payers, insurance companies, consumers, advertisers, and media and web portals.

        Health Grades offers services to hospitals in three major capacities: (1) professional services that help hospitals build a quality perception with their internal staff, consumers, and physicians;

(2) professional services that help hospitals improve their clinical process and quality; and (3) online marketing programs through its web properties that provide brand awareness for client hospitals. For hospitals that have received high ratings, Health Grades offers the opportunity to license its ratings and trademarks and provides professional services within a hospital's marketing programs at an institutional level (e.g., hospital clinical excellence and exceptional experience regarding the overall number and type of patient safety incidents within a hospital), at a service line level (e.g., cardiac, pulmonary, vascular) and at a medical issue level (e.g., within the cardiac service line-coronary bypass surgery, heart attack, heart failure). In Health Grades' clinical process and quality improvement services, Health Grades offers physician-led quality improvement engagements and other quality improvement analyses and services for any hospitals that are seeking to understand how to improve their clinical processes and how to sustain the improvements over time. The online marketing programs enable hospitals to sponsor physician profiles, promote their hospital brand and facilitate a real-time, local connection between online patients and providers.

        In addition, Health Grades provides basic and detailed profile information on a variety of providers and facilities. Health Grades makes this information available to consumers, employers, benefits consulting firms and payers to assist them in selecting healthcare providers. Basic profile information for certain providers is available free of charge on Health Grades' website, www.healthgrades.com. For a fee, Health Grades offers healthcare quality reports with respect to hospitals, nursing homes and physicians. These paid reports provide more detailed information than is available free of charge on the Health Grades website. Included in fee-based physician reports are Five-Star Doctor designations. These designations identify leading physicians based on their affiliation with a recognized hospital related to the physician's specialty, state or federal sanctions, malpractice and board certification. Report pricing and content varies based upon the type of provider, type of report and whether the user is a consumer or a healthcare professional (for example, a medical professional underwriter).

        Health Grades also provides the Connecting Point™ and Patient Direct Connect™ programs under which a hospital, hospital system or single specialty provider can sponsor applicable physician profiles. Services to Health Grades' clients and the sponsored physicians include assistance in creating and enhancing their professional and marketing information displayed in certain categories of the Health Grades proprietary search site accessible at www.healthgrades.com. For a fee, Health Grades' clients receive sponsored physician enhanced listings and profiles, client banner advertisements and sponsored links on sponsored physician profiles and client profiles, and client banner advertisements on search results pages. Physician Quality Reports™ for physicians who are participating in these programs are made available to consumers without charge. These programs are designed to give physicians and their sponsoring entity an opportunity to engage in a cost-effective complement to other traditional marketing mediums such as telephone directories, newspapers, radio and billboards. In addition, unlike many of the traditional marketing mediums, Health Grades provides the ability to measure the success of these online marketing efforts through its performance reporting, which tracks, among other things, the number of consumers who view the physician's premium profile and, for Patient Direct Connect, appointment requests and telephone calls.

        Additionally, Health Grades provides detailed online healthcare quality information for employers, benefits consulting firms, payers and other organizations that license its Health Management Suite of products, which include the following modules: Hospital Quality Guide™, Physician Quality Guide™, Nursing Home Quality Guide™, Home Health Quality Guide™ and Treatment Cost Calculator. This information can be customized so that, for example, an employee can have online access to quality data relating to healthcare providers within the provider network who are available under the employee's particular health plan. Health Grades also licenses its hospital and physician data for health plans to integrate their own provider directories and for internal analytics.

        Health Grades is a Delaware corporation with corporate headquarters located at 500 Golden Ridge Road, Suite 100, Golden, Colorado 80401. Health Grades' telephone number at its corporate headquarters is (303) 716-0041.

        Available Information.    Health Grades is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is obligated to file reports and other information with the SEC relating to its business, financial condition and other matters. Certain information, as of particular dates, concerning Health Grades' business, principal physical properties, capital structure, material pending litigation, operating results, financial condition, directors and officers (including their remuneration and stock options granted to them), the principal holders of Health Grades' securities, any material interests of such persons in transactions with Health Grades, and other matters is required to be disclosed in proxy statements and periodic reports distributed to Health Grades' stockholders and filed with the SEC. Such reports, proxy statements and other information should be available for inspection at the public reference facilities maintained by the SEC at 100 F Street N.E., Room 1580, Washington, D.C. 20549. Copies of such materials may also be obtained by mail, upon payment of the SEC's customary fees, by writing to its principal office at 100 F Street N.E., Washington, D.C. 20549. The SEC also maintains electronic reading rooms on the Internet at http://www.sec.gov that contains reports and other information regarding issuers that file electronically with the SEC. Health Grades also maintains a website at http://www.healthgrades.com. The information contained in, accessible from or connected to Health Grades' website is not incorporated into, or otherwise a part of, this Offer to Purchase or any of Health Grades' filings with the SEC. The website addresses referred to in this paragraph are inactive text references and are not intended to be actual links to the websites.

8.     Certain Information Concerning Parent and Purchaser.

        General.    Parent is a Delaware corporation, Purchaser is a Delaware corporation, and Holdings is a Delaware limited liability company. The principal office for each of Holdings, Parent and Purchaser is located at c/o Vestar Capital Partners V, L.P., 245 Park Avenue, 41st Floor, New York, New York 10167. The telephone number for each of Holdings, Parent and Purchaser is (212) 351-1600. Purchaser is a direct wholly-owned subsidiary of Parent. Parent is a direct wholly-owned subsidiary of Holdings. Purchaser, Holdings and Parent were formed for the purpose of completing the Offer and the Merger and have conducted no business activities other than those related to the structuring and negotiation of the Offer and the Merger.

        The name, citizenship, business address, business phone number, principal occupation or employment and five-year employment history for each of the directors and executive officers of Parent, Holdings and Purchaser and certain other information are set forth in Schedule I to this Offer to Purchase.

        Except as described in this Offer to Purchase, (i) none of Holdings, Parent, Purchaser nor, to the best knowledge of Holdings, Parent or Purchaser, any of the persons listed in Schedule I to this Offer to Purchase or any associate or majority-owned subsidiary of Holdings, Parent or Purchaser or any of the persons so listed beneficially owns or has any right to acquire, directly or indirectly, any Shares and (ii) none of Parent, Purchaser nor, to the best knowledge of Holdings, Parent or Purchaser, any of the persons or entities referred to above nor any director, executive officer or subsidiary of any of the foregoing has effected any transaction in the Shares during the past 60 days.

        Except as provided in the Merger Agreement and the Support Agreements or as otherwise described in this Offer to Purchase, none of Holdings, Parent, Purchaser, or their subsidiaries, nor, to the best knowledge of Holdings, Parent or Purchaser, any of the persons listed in Schedule I to this Offer to Purchase, has any present or proposed material agreement, arrangement, understanding or relationship with Health Grades or any of its executive officers, directors, controlling persons or subsidiaries. Except as provided in the Merger Agreement and the Support Agreements or as otherwise described in this Offer to Purchase, none of Holdings, Parent, Purchaser nor, to the best knowledge of

Holdings, Parent or Purchaser, any of the persons listed in Schedule I to this Offer to Purchase, has any agreement, arrangement, or understanding with any other person with respect to any securities of Health Grades, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or voting of such securities, finder's fees, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, guarantees of profits, division of profits or loss or the giving or withholding of proxies.

        Except as set forth in this Offer to Purchase, none of Holdings, Parent, Purchaser nor, to the best knowledge of Holdings, Parent, or Purchaser, any of the persons listed on Schedule I hereto, has had any business relationship or transaction with Health Grades or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the SEC applicable to the Offer. Except as set forth in this Offer to Purchase, there have been no material contacts, negotiations or transactions between Holdings or any of its subsidiaries or, to the best knowledge of Holdings, Parent, or Purchaser, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and Health Grades or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of Health Grades' securities, an election of Health Grades' directors or a sale or other transfer of a material amount of Health Grades' assets during the past two years.

        None of the persons listed in Schedule I has, during the past five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). None of the persons listed in Schedule I to this Offer to Purchase has, during the past five years, been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

9.     Source and Amount of Funds.

        The Offer is not conditioned upon any financing arrangements.

        Parent and Purchaser estimate that the total amount of funds required (i) to purchase all outstanding Shares pursuant to the Offer and the Merger and (ii) to pay for the cash-out of all derivative securities, including warrants, options, convertible or exchangeable securities or other rights to acquire Shares, of Health Grades required to be cashed out by the Merger Agreement, will be approximately $294 million. The funds necessary to purchase the Shares pursuant to the Offer and to pay related fees and expenses will be funded through (x) the issuance of equity and/or debt securities of Parent or Holdings and (y) any available cash on Health Grades' balance sheet. Vestar Capital Partners V, L.P. and certain of its affiliates will provide Holdings, and Holdings will provide Parent, with the funds necessary to purchase the Shares in the Offer, and Vestar has provided Parent with an equity commitment letter pursuant to which Vestar has agreed to fund the entire purchase price of the Shares with its own capital in exchange for equity and/or debt securities of Parent or Holdings. Health Grades is a third party beneficiary to the equity commitment letter. Vestar may allocate a portion of its equity commitment to limited partners of Vestar and certain other co-investors, provided that such allocation will not limit the obligations of Vestar under the equity commitment letter to the extent any such limited partner or co-investor fails to purchase the equity allocated to it. The terms and conditions of any such investment would be subject to negotiations and discussions among Vestar and the potential investors. In addition, Holdings, Parent and/or Purchaser may enter into debt financing arrangements prior to the purchase of the Shares and the consummation of the Merger, the proceeds of which financing may reduce the amount required to be contributed by Vestar Capital Partners V, L.P. under the equity commitment letter. However, the Offer is not conditional upon Holdings, Parent and/or Purchaser obtaining third party debt financing, and the failure to obtain third party debt financing has no bearing on Vestar's commitment to provide the necessary funds pursuant to such equity commitment letter.

        Purchaser believes that the financial condition of Parent, Purchaser and their respective affiliates is not material to a decision by a holder of Shares whether to tender such Shares in the Offer because (i) cash is the only consideration that will be paid to the holders of the Shares in connection with the Offer and the Merger, (ii) Purchaser is offering to purchase all of the outstanding Shares in the Offer, (iii) the Offer is not subject to any financing contingencies and (iv) Parent will have available to it, at the time of the acceptance for payment of the Shares tendered into the Offer, sufficient cash to provide Purchaser with the amount of cash consideration payable to holders of Shares in the Offer and the Merger.

10.   Background of the Offer; Past Contacts or Negotiations with Health Grades.

        Kerry Hicks, Health Grades' Chairman and Chief Executive Officer, has known Roger Holstein, a Managing Director of Vestar, for several years. In late 2007, the Company Board considered, and Mr. K. Hicks initiated discussions with Mr. Holstein, regarding whether Mr. Holstein would be interested in a role with Health Grades as an advisor or a member of the Company Board. These discussions continued at various times during 2007-2008. Mr. Holstein did not assume any such role with Health Grades because he had other commitments and responsibilities at Vestar.

        On October 15, 2008, at the request of Mr. Holstein to receive a high-level overview of the Health Grades' business, Mr. K. Hicks met at Vestar's offices in New York City with a group of Vestar professionals including Mr. Holstein, Norman Alpert, Managing Director, and Garrick Bernstein, then a Vice President and now a Principal at Vestar. At the meeting, Mr. K. Hicks gave the Vestar representatives the Health Grades' current investor presentation. No nonpublic information was provided.

        On November 25, 2008, Mr. K. Hicks met with Mr. Holstein and other representatives of Vestar in New York City to discuss a potential commercial relationship between Health Grades and MediMedia USA, Inc. ("MediMedia"), a portfolio company of Vestar. These discussions continued in late January 2009, and throughout February and March 2009, and resulted in the execution of an ordinary course, non-exclusive, Content and Media Placement Agreement between Health Grades and MediMedia, effective March 2009.

        On November 12, 2009, Mr. Holstein contacted Mr. K. Hicks to inquire whether Health Grades would be willing to engage in preliminary discussions regarding a possible acquisition transaction between Vestar and Health Grades. Mr. K. Hicks advised Mr. Holstein that Vestar would need to enter into a confidentiality agreement with Health Grades prior to any such discussions. Between November 12, 2009 and November 18, 2009, representatives of Health Grades and Vestar negotiated a mutual non-disclosure agreement. Health Grades and Vestar executed the non-disclosure agreement on November 18, 2009.

        After execution of the non-disclosure agreement, Mr. K. Hicks met with Mr. Holstein and Mr. Alpert on the evening of November 18, 2009 in Denver, Colorado, and provided preliminary financial and other information regarding Health Grades. Mr. Holstein and Mr. Alpert suggested a follow-up meeting to review the current business of Health Grades to form the basis for a formal indication of interest and indicative valuation range.

        On December 14, 2009, representatives of Vestar attended a meeting at the offices of Health Grades in Golden, Colorado where Messrs. K. Hicks and Allen Dodge, Health Grades' Chief Financial Officer, lead a review of the current business and financial results of Health Grades. Vestar communicated that it would form its view on valuation for a potential transaction and would give Mr. K. Hicks an update sometime in January, after the holidays.

        On January 28, 2010, Mr. K. Hicks and Mr. Holstein discussed the status of Vestar's financial review of Health Grades, and Mr. Holstein informed Mr. K. Hicks that Vestar was continuing to work on an initial indication of interest and it would be forthcoming shortly.

        On February 4, 2010, Vestar and Mr. K. Hicks had a telephone conversation in which Mr. Holstein expressed Vestar's desire to acquire all of Health Grades' outstanding Shares. Specifically, Mr. Holstein gave Mr. K. Hicks a verbal indication that, based on the preliminary diligence done to date, Vestar would be willing to acquire all of Health Grades' outstanding Shares for a price per Share in the range of $6.25 to $6.75, payable in cash.

        On February 9, 2010, Mr. K. Hicks met with representatives of Citi in New York City to discuss potential responses to Vestar. Following this discussion, a representative of Citi, acting at the request of the Company, contacted Mr. Alpert and advised him that the $6.25 to $6.75 per Share range suggested by Vestar on February 4, 2010 was inadequate.

        On February 12, 2010, Mr. Alpert contacted a representative of Citi and communicated that Vestar was prepared to pursue an acquisition of Health Grades at $7.00 per Share in cash.

        On February 19, 2010, Citi, acting at the request of the Company, communicated to Mr. Alpert that the Company Board had determined that Vestar's offer was not compelling; however, the Company Board had authorized management to continue its discussions with, and provide additional information to Vestar with a view towards Vestar providing a higher price range for the Company for the Board to consider. Accordingly, Citi and Mr. Alpert discussed scheduling a meeting in the next two weeks among representatives of Health Grades, Citi and Vestar.

        On March 12, 2010, Messrs. Holstein, Alpert and other representatives of Vestar met with representatives of Citi, acting at the request of the Company, and Messrs. K. Hicks and Dodge in Citi's offices in New York City to discuss the potential acquisition, including a discussion of business and financial diligence.

        On March 13, 2010, Mr. Bernstein provided an initial due diligence request list to Citi and Mr. Dodge to facilitate Vestar's evaluation of revising its valuation range. Throughout March and April 2010, Health Grades provided additional financial and other information to Vestar and engaged in other discussions regarding Health Grades' business.

        On April 13, 2010, Mr. Holstein contacted Mr. K. Hicks and requested a dinner meeting among Messrs. Holstein, Alpert and K. Hicks. At that meeting, which occurred on April 14, 2010, the Vestar representatives presented a revised proposal for Vestar to acquire Health Grades for approximately $7.80 per Share. The Vestar representatives provided Mr. K. Hicks with a summary of the proposed transaction, noting that it would be structured as an all-cash tender offer so as to provide Health Grades stockholders with the ability to accept Vestar's offer and expeditiously close the transaction, that there would be no financing contingency and that the buyer would be an entity capitalized by Vestar, and that it was Vestar's assumption that existing management contracts and arrangements would remain in place. Vestar also communicated that it was not willing to participate in an auction or to have its agreement "shopped" post-signing but it would be willing to provide Health Grades a "fiduciary out" subject to the payment of a corresponding termination fee. The summary also noted that Vestar would require support agreements by Health Grades' significant stockholders to tender their Shares into the offer. Mr. Alpert told Mr. K. Hicks that he believed that Vestar's proposal represented a full valuation and terms that were favorable to Health Grades and provided the effective benefit of an auction process.

        On April 15, 2010, Citi, acting at the request of the Company, advised Vestar that the Share count that Vestar was using for purposes of its offer price did not include the Non-Compete Shares, an updated view of Health Grades' cash balance and an updated count of the restricted stock units.

Accordingly, because Vestar's offer was based on an aggregate enterprise value, accounting for the increased share count resulted in an effective offer price of approximately $7.38 per Share. Vestar also informed Citi that Vestar would withdraw its indication of interest if the Company engaged in a process that involved other bidders, including a "go shop" provision.

        On April 19, 2010, a representative of Citi, acting at the request of the Company, contacted Mr. Holstein to advise him of the Company Board authorized management and the Company's advisors to respond to Vestar that they believed Vestar's revised indication of interest to be too low, and that the Board's target was closer to $8.50 per Share.

        On May 4, 2010, Mr. Dodge sent a letter to Vestar stating that because Vestar had not been in contact with Health Grades following the April 19th conversation between Mr. Holstein and a representative of Citi, Health Grades assumed that Vestar was no longer interested in pursuing discussions with the Company and reminding Vestar of its obligations under the non-disclosure agreement. On May 5, 2010, Mr. Holstein contacted Mr. K. Hicks to state that Vestar was still interested in pursuing discussions regarding a transaction with the Company.

        On May 11, 2010, Mr. Alpert contacted a representative of Citi to advise that Vestar's revised indication of interest was at $8.10 per Share.

        On May 12, 2010, Mr. K. Hicks met with Messrs. Holstein and Alpert in New York City to discuss Vestar's revised indication of interest. Mr. K. Hicks advised Messrs. Holstein and Alpert that the Board's target price per Share was $8.50 and, in order for the Board to support an offer, the price per Share would have to approach that figure and, accordingly, would have to be raised from $8.10. Following these discussions, Vestar revised its indication of interest to $8.20 per Share, with all other terms remaining the same. Mr. K. Hicks told Vestar that he would recommend to the Company Board at its meeting the following day that the Company Board authorize management to continue pursuing this transaction.

        On May 15, 2010, Vestar instructed its advisors, including Kirkland & Ellis LLP, Ernst & Young LLP, Kroll, and Marsh & McLennan to commence due diligence. Throughout May, June and July 2010, Vestar and Kirkland & Ellis LLP and other representatives of Vestar conducted detailed business, legal, financial and tax diligence regarding Health Grades. During this period, Vestar and its counsel held numerous meetings and conference calls with representatives of Health Grades and its legal counsel.

        During the week of May 17, 2010, representatives of Vestar had various meetings with Mr. Dodge in Health Grades' offices in Golden, Colorado to discuss due diligence requests and to gather financial and business data. At these meetings, no negotiations of the potential transaction terms occurred.

        On May 24 and 25, 2010, Messrs. K. Hicks, David Hicks, Dodge, Crews and Mrs. Pearson, along with representatives of Vestar attended formal meetings at Health Grades' offices in Golden, Colorado to introduce additional members of the Health Grades executive management to Vestar and discussed the details of the business, including operational and financial information, projections, organizational structure, operating environment and industry trends.

        On May 27, 2010, Messrs. Holstein, Bernstein, and K. Hicks had a call to discuss the status of due diligence.

        On June 2, 2010, Messrs. Holstein and K. Hicks discussed open due diligence items and timing. The parties also discussed scheduling follow-up meetings to get further detail on the financial and operational aspects of the Health Grades business.

        On June 21, 2010 and June 22, 2010, meetings were held in Golden, Colorado between Health Grades management and representatives of Vestar to continue business diligence.

        Prior to the delivery of any draft agreements, Kirkland & Ellis LLP and Shearman & Sterling LLP had a number of conversations regarding the terms of the proposed transaction. These conversations addressed various terms, including without limitation, confirmation that Vestar would provide for a tender offer, that the Support Agreements would terminate if the Company Board terminated the Merger Agreement by exercising its "fiduciary out," and that Health Grades would be a third party beneficiary of Vestar's equity commitment letter to Parent. These discussions were intended to narrow the issues that would need to be negotiated in the draft agreements.

        On June 24, 2010, Kirkland & Ellis LLP provided a draft Merger Agreement to Health Grades and Shearman & Sterling LLP. On July 13, 2010, Kirkland & Ellis LLP distributed a draft Support Agreement to Shearman & Sterling LLP. On July 16, 2010, Kirkland & Ellis LLP distributed a draft equity commitment letter to Shearman & Sterling LLP. Between the dates of their receipt through July 27, 2010, Shearman & Sterling LLP and Kirkland & Ellis LLP discussed and negotiated the terms of the Merger Agreement and related documentation, including the Support Agreements and the Equity Commitment Letter. These discussions included details of the structure of the transaction, the scope of representations and warranties and covenants to be contained in the Merger Agreement, Health Grades' ability to consider other acquisition proposals and to terminate the Merger Agreement to pursue such other proposals, the respective termination rights of the parties, the amount and circumstances under which Health Grades would be obligated to pay Parent a termination fee, the extent to which Vestar would be responsible for the obligations of Parent and Purchaser under the Merger Agreement, and which Shares would be subject to the Support Agreements and who would be party thereto. The parties negotiated the amount of the termination fee and, after multiple proposals, settled on the amount set forth in the definitive Merger Agreement.

        On July 21, 2010, Mr. Holstein requested a meeting with Mr. K. Hicks to discuss further Health Grades' business. On July 22, 2010 in New York City, Mr. K. Hicks and Messrs. Holstein and Alpert and other representatives of Vestar met to discuss general prospects for, and Mr. K. Hicks' perspective of, the business going forward.

        On the evening of July 27, 2010, the Merger Agreement was executed by Health Grades, Parent, Purchaser and Holdings, Vestar entered into the Equity Commitment Letter, and each of Mr. K. Hicks, David Hicks, Mr. Dodge and Wes Crews executed Support Agreements. On the morning of July 28, 2010, Vestar and Health Grades issued a joint press release announcing the signing of the Merger Agreement and the transactions contemplated thereby.

11.   The Merger Agreement.

        The following is a summary of certain provisions of the Merger Agreement. This summary is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which is filed as Exhibit (d)(1) to the Schedule TO, which is incorporated herein by reference. Copies of the Merger Agreement and the Schedule TO, and any other filings that we make with the SEC with respect to the Offer or the Merger, may be obtained in the manner set forth in Section 7—"Certain Information Concerning Health Grades." Capitalized terms used but not defined herein shall have the respective meanings given to them in the Merger Agreement. Stockholders and other interested parties should read the Merger Agreement for a more complete description of the provisions summarized below.

        The Offer.    The Merger Agreement provides that Parent and Merger Sub will commence the Offer to purchase any and all of the outstanding Shares. The obligations of Purchaser to accept for payment and pay for any Shares tendered pursuant to the Offer are subject only to the conditions described in Section 15—"Certain Conditions of the Offer" (each such condition, an "Offer Condition"). Parent and Purchaser expressly reserve the right to, in their sole discretion, waive, in whole or in part, any Offer Condition, increase the amount of consideration payable in the Offer or make any other changes to the terms and conditions of the Offer; provided, however, that, without the prior written consent of Health Grades, Parent and Purchaser will not (i) decrease the amount of consideration payable in the Offer, (ii) change the form of consideration payable in the Offer, (iii) decrease the number of Shares sought to be purchased in the Offer, (iv) impose additional conditions to the Offer, (v) except as otherwise provided in the Merger Agreement, extend the expiration date of the Offer, (vi) amend or waive the Minimum Condition, or (vii) otherwise amend the Offer in any manner adverse to the holders of Shares.

        The Merger Agreement provides that the Offer will initially expire at 9:00 AM New York City time on the date that is 31 business days after the issuance of the press release announcing the signing of the Merger Agreement, which was issued on July 28, 2010.

        Extensions of the Offer.    Purchaser has agreed that it will extend the Offer (i) for one or more periods of up to 20 business days each, the length of each such period to be determined by Purchaser in its sole discretion, if at the scheduled Expiration Date of the Offer any of the Offer Conditions have occurred and have not been waived by Purchaser, and Purchaser determines that it is reasonably expected that such condition or conditions will cease to exist prior to November 30, 2010; provided that if none of the Offer Conditions have occurred except that the Minimum Condition has not been satisfied, Purchaser will only be required to extend the Offer for one or more periods not to exceed an aggregate of 20 business days, the length of each such period to be determined by Purchaser in its sole discretion so long as such period is at least five business days, and (ii) for any period required by any rule, regulation, interpretation or position of the SEC or its staff or the Nasdaq that is applicable to the Offer. Purchaser, however, has no obligation to extend the Offer beyond November 30, 2010.

        On the terms and subject to the conditions of the Offer and the Merger Agreement, Purchaser will accept and pay for all Shares validly tendered and not validly withdrawn prior to the Expiration Date of the Offer (as it may be extended and re-extended) pursuant to the Offer as soon as practicable after such Expiration Date. Purchaser expressly reserves the right to, in its sole discretion, following acceptance for payment of Shares upon the Offer Closing, extend the Offer for a "subsequent offering period" of not less than three business days nor more than 20 business days in accordance with Rule 14d-11 under the Exchange Act.

        Recommendation.    Health Grades has represented in the Merger Agreement that the Company Board has unanimously (i) determined that each of the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are advisable to, fair to, and in the best interests of, the Company and stockholders of Health Grades, (ii) authorized and approved the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, on the terms and subject to the conditions set forth in the Merger Agreement and in accordance with the DGCL, and (iii) resolved to recommend that the holders of Shares accept the Offer, tender their Shares pursuant to the Offer and to the extent required by the DGCL, adopt the Merger Agreement and the transactions contemplated thereby. Additionally, The Company Board adopted resolutions rendering any "moratorium," "control share acquisition," "fair price," "interested stockholder," "affiliate transaction," "business combination" or other antitakeover laws, including those contained in the DGCL, and any restrictive provisions in the Health Grades certificate of incorporation or by-laws, inapplicable or satisfied with respect to Parent and Purchaser with respect to the transactions contemplated by the Merger Agreement or the Support Agreements, including the Offer and the Merger.

        The Company Board.    The Merger Agreement provides that, effective upon the Offer Closing, Purchaser is entitled to designate a number of directors, rounded up to the next whole number constituting at least a majority of the Company Board that is equal to the total number of directors on the Company Board (giving effect to the increase described in this sentence) multiplied by the percentage that the number of Shares beneficially owned by Parent and/or Purchaser (including shares accepted for payment) bears to the total number of shares outstanding, and Health Grades will cause Parent's designees to be elected or appointed to the Company Board, including by increasing the number of directors and seeking and accepting resignations of incumbent directors. At such time, Health Grades will also cause individuals designated by Parent to constitute the proportional number of members, rounded up to the next whole number, on each committee of the Company Board.

        The Company Board will have at least such number of directors who qualify as independent directors for purposes of the continued listing requirements of The Nasdaq Global Select Market and SEC rules and regulations. If the number of Independent Directors is reduced below the number of directors required by such laws, the remaining Independent Directors will be entitled to designate persons to fill such vacancies.

        If Parent's designees constitute a majority of the Company Board after the Offer Closing and prior to the Effective Time, then the affirmative vote of a majority of the directors of Health Grades then in office who were not so designated by Parent will be required to authorize any amendment or termination of the Merger Agreement by Health Grades, any extension by Health Grades of the time for the performance of any of the obligations or other acts of Parent or Purchaser or waiver of any of Health Grades' rights under the Merger Agreement or make any other determination with respect to any action to be taken or not to be taken by Health Grades relating to the Merger Agreement or the transactions contemplated thereby, including the Offer and the Merger. The approval of such continuing directors is the only approval necessary of the Company Board to institute any action by Health Grades to enforce the performance of the Merger Agreement.

        Employee Matters.    The Merger Agreement provides that Parent will cause the Surviving Corporation to provide the employees of Health Grades and its subsidiaries who are employed as of the Effective Time (the "Continuing Employees"), for a period of one year following the Offer Closing (or such shorter period of time that any such Continuing Employee remains an employee of the Surviving Corporation), with compensation and benefits (excluding equity based compensation) that are substantially comparable in the aggregate to the compensation and benefits provided by Health Grades immediately prior to the Effective Time. Parent and the Surviving Corporation have no obligation to continue any specific plans or to continue the employment of any specific person.

        Support Agreements.    Concurrently with the execution of the Merger Agreement, each of Kerry R. Hicks, Allen Dodge, Wes Crews and David G. Hicks, Health Grades' President and Chief Executive Officer, Executive Vice President and Chief Financial Officer, Executive Vice President and Chief Operating Officer, and Executive Vice President and Chief Information Officer, respectively, entered into a Support Agreement with Parent, Purchaser and Health Grades. Pursuant to each Support Agreement, each such stockholder has agreed, among other things, subject to the termination of the Support Agreement (i) to tender pursuant to the Offer (and not withdraw, except under certain circumstances) a portion of the Shares beneficially owned by such stockholder at the commencement of the Offer and not to exercise any rights of appraisal in connection with the Merger, (ii) to irrevocably exercise all stock options held by such stockholder, conditioned upon the occurrence of the initial acceptance for payment by Purchaser of Shares pursuant to the Offer, (iii) to irrevocably direct Health Grades to transfer to Purchaser, on such stockholder's behalf, all Shares received by such stockholder in settlement of such stockholder's restricted stock, upon the net exercise of such stockholder's stock options, or otherwise, in accordance with the applicable terms of the Support Agreement, (iv) not to transfer any of such stockholder's equity interests in Health Grades, including any Shares, other than in accordance with the terms and conditions set forth in the Support Agreement, (v) not to take any action that would interfere with the performance of such stockholder's obligations under, or the transactions contemplated by, the Support Agreement, (vi) to vote such stockholder's Shares in support of the Merger in the event that stockholder approval is required to consummate the Merger, (vii) to vote against any action or agreement that would materially interfere with or prevent the Offer or the

Merger, and (viii) not to solicit or initiate discussions with third parties regarding other proposals to acquire Health Grades. Each Support Agreement will terminate upon the earlier of the termination of the Merger Agreement, the Effective Time or upon the mutual written consent of Parent and the stockholder party thereto.

        Top-Up Option.    Pursuant to the Merger Agreement, Health Grades granted to Purchaser an irrevocable option (the "Top-Up Option") to purchase additional Shares (the "Top-Up Option Shares"), at a price per share equal to the Offer Price that, when added to the number of Shares owned by Parent and Purchaser immediately prior to the time of such exercise, will constitute at least one share more than 90% of (i) the Shares then outstanding or, at the election of Parent, (ii) the sum of (x) the then outstanding Shares plus (y) all Shares which Health Grades may be required to issue as of such date upon the vesting, conversion or exercise of all derivative securities, including warrants, options, convertible or exchangeable securities or other rights to acquire Shares, regardless of the conversion or exercise price or other terms and conditions thereof, in either case after giving effect to the issuance of the Top-Up Option Shares and for consideration per Top-Up Option Share equal to the Offer Price. The aggregate purchase price for the Top-Up Option Shares may be paid by Purchaser, at its election, either in cash or by executing and delivering to Health Grades a promissory note having a principal amount equal to such purchase price. The Top-Up Option is intended to expedite the timing of the completion of the Merger by permitting the Merger to occur pursuant to Section 253 of the DGCL at a time when the approval of the Merger at a meeting of Health Grades' stockholders would be assured because of Purchaser's ownership of a majority of the Shares following completion of the Offer.

        Short-Form Merger.    Upon the terms and subject to the conditions of the Merger Agreement, in the event that, following consummation of the Offer, the acquisition of Shares pursuant to the Support Agreements, any subsequent offering period or the exercise of the Top-Up Option, Purchaser holds at least 90% of the outstanding Shares, each of Parent, Purchaser and Health Grades will, subject to the satisfaction or waiver of the conditions to the Merger, take all necessary and appropriate action to cause the Merger to become effective, as soon as practicable after consummation of the Offer, as a short-form merger under Section 253 of the DGCL without action of the stockholders of Health Grades.

        The Merger.    The Merger Agreement provides that, following completion of the Offer and subject to the terms and conditions of the Merger Agreement, and in accordance with the DGCL, at the Effective Time:

  •
  Purchaser will be merged with and into Health Grades and, as a result of the Merger, the separate corporate existence of Purchaser will cease; and

  •
  Health Grades will be the Surviving Corporation in the Merger, will cease to be a publicly traded company and will become a wholly-owned subsidiary of Parent.

        Certificate of Incorporation; By-laws; Directors and Officers of the Surviving Corporation.    At the effective time of the Merger, the Surviving Corporation's certificate of incorporation will be amended and restated in its entirety to read identically to the certificate of incorporation of Purchaser (except the name of the Surviving Corporation will be "Health Grades, Inc."), and the by-laws of Purchaser will be the by-laws of the Surviving Corporation. The directors of Purchaser will become the directors of the Surviving Corporation and the officers of Health Grades will remain the officers of the Surviving Corporation.

        The obligations of Parent and Purchaser, on the one hand, and Health Grades, on the other hand, to complete the Merger are subject to the satisfaction of the following conditions:

  •
  the Merger Agreement having been adopted, if required, by the requisite vote of the stockholders of Health Grades or all conditions to effectuating a short-form merger pursuant to Section 253 of the DGCL having been satisfied;

  •
  Purchaser having purchased all Shares validly tendered and not withdrawn pursuant to the Offer; and

  •
  the consummation of the Merger will not then be restrained, enjoined or prohibited by any order of any governmental entity which remains in effect that enjoins or otherwise prohibits consummation of the Merger, and no law will prohibit or make illegal the consummation of the Merger.

        Merger Consideration.    At the effective time of the Merger, each Share issued and outstanding immediately prior to the effective time of the Merger, other than Shares owned by Parent or Purchaser immediately prior to the effective time of the Merger and any dissenting shares, will automatically be converted into the right to receive the Offer Price in cash, without interest and less any applicable withholding taxes. All Shares converted into the right to receive the Offer Price will be cancelled and cease to exist.

        Payment for Shares.    Parent will designate a bank or trust company that is reasonably satisfactory to Health Grades to make payment of the merger consideration. At the closing of the Merger, Parent will cause to be deposited, for the benefit of holders of Shares, the funds sufficient to pay the per Share Offer Price to the stockholders.

        As soon as reasonably practicable after the effective time of the Merger and in no event later than three business days following the effective time of the Merger, the paying agent will send to each holder of Shares a Letter of Transmittal and instructions advising the stockholders how to surrender stock certificates in exchange for the Offer Price per Share. The paying agent will pay the Offer Price per Share to the stockholders upon receipt of (1) surrendered certificates representing the Shares and (2) a signed letter of transmittal and any other items specified by the letter of transmittal. Interest will not be paid or accrue in respect of the Offer Price. The Surviving Corporation will reduce the amount of the Offer Price per Share paid to any stockholder in respect of such stockholder's Shares by any applicable withholding taxes.

        If any cash deposited with the paying agent is not claimed within six months following the effective time of the Merger, such cash will be returned to the Surviving Corporation upon demand, subject to any applicable unclaimed property laws. Any unclaimed amounts remaining immediately prior to when such amounts would escheat to or become property of any governmental authority will be returned to the Surviving Corporation free and clear of any prior claims or interest thereto.

        The transmittal instructions will include instructions if the stockholder has lost the certificate or if it has been stolen or destroyed. The stockholder will have to provide an affidavit to that fact and, if required by the paying agent or Surviving Corporation, post a bond in an amount that the Surviving Corporation or the paying agent reasonably directs as indemnity against any claim that may be made against it in respect of the certificate.

        Equity Commitment Letter.    Parent has received an equity commitment letter from Vestar, pursuant to which Vestar has agreed, subject to the terms and conditions set forth in the commitment letter, to purchase equity and/or debt securities of Parent or Holdings in an aggregate amount in cash of $294,000,586, solely for the purpose of indirectly funding Purchaser's payment of the Offer Price for Shares tendered in the Offer and, if the Offer is completed, for Shares acquired in the Subsequent

Offering Period, if any, and in the Merger (including payments related to options, restricted stock and warrants in accordance with the terms of the Merger Agreement). The commitment is subject to (i) with respect to the obligations to accept for payment and pay for any validly tendered and not properly withdrawn Shares, (A) the execution and delivery of the Merger Agreement by Health Grades, (B) none of the conditions to Parent's and Purchaser's obligations to consummate the Offer described in the Merger Agreement shall have occurred (unless waived by Parent), and (C) the contemporaneous acceptance for payment by Purchaser of Shares validly tendered and not properly withdrawn pursuant to the Offer, and (ii) with respect to Shares to be paid for at the time of the Merger, subject to the satisfaction or waiver by Parent of the conditions to Parent's and Purchaser's obligations to effect the Merger described in the Merger Agreement. Vestar's obligation to fund the commitment terminates at the earliest of (i) the Effective Time (subject to Vestar having fully funded the commitment as required pursuant to the commitment letter), (ii) termination of the Merger Agreement in accordance with its terms, and (iii) funding of the foregoing commitment. Subject to the terms and conditions set forth in the commitment letter, Health Grades is a third party beneficiary of the rights of Parent to cause the foregoing commitment to be funded.

        Treatment of Options, Restricted Stock and Warrant.    At the Effective Time, each outstanding option will be converted into the right to receive, payable by the Surviving Corporation, a payment in cash equal to the product of (x) the excess, if any, of the Offer Price over the exercise price per Share subject to such option, multiplied by (y) the number of Shares covered by such option, provided that if the exercise price per Share of any such option to purchase Shares is equal to or greater than the Offer Price, such option will be cancelled without any cash payment.

        Either (i) upon the commencement of the Offer or (ii) immediately prior to the initial acceptance for payment of Shares pursuant to the Offer, pursuant to the terms of the applicable award agreement, each outstanding award of restricted common stock will vest in full and all restrictions on such restricted common stock will lapse, and its holder will have the right to tender (or, in the case of restricted Shares to be acquired by Purchaser pursuant to the Support Agreements, to direct Health Grades to transfer to Purchaser on his or her behalf) such restricted common stock (net of Shares withheld to satisfy employment and income tax obligations) in the Offer. To the extent any such restricted stock is not so tendered, upon the Effective Time, they shall be converted into the right to receive the Offer Price.

        At the Effective Time, the warrant to purchase 125,000 Shares at an exercise price of $5.00 per Share issued by Health Grades on January 16, 2009 will be converted automatically into the right to receive an amount in cash equal to the product of (x) the excess, if any, of the Offer Price over the exercise price per Share subject to such warrant, multiplied by (y) the number of Shares for which the warrant is exercisable immediately prior to the Effective Time, without interest and subject to applicable withholding taxes.

        Representations and Warranties.    The Merger Agreement contains representations and warranties made by Health Grades to Parent and Purchaser and representations and warranties made by Parent and Purchaser to Health Grades. The purpose of this summary of the Merger Agreement is to provide Health Grades' stockholders with information regarding the terms of the Merger Agreement and is not intended to modify or supplement any factual disclosures about Health Grades, Parent or Purchaser in Health Grades' public reports filed with the SEC. In particular, the assertions embodied in these representations and warranties are qualified by information in confidential disclosure schedules provided by Health Grades to Parent and Purchaser in connection with the signing of the Merger Agreement. These disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Merger Agreement. Moreover, certain representations and warranties in the Merger Agreement were used for the purpose of allocating risk between Health Grades, Parent and Purchaser, rather than establishing matters of fact. Accordingly, the representations and warranties in the Merger Agreement may not constitute the actual state of facts about Health Grades, Parent or Purchaser.

        In the Merger Agreement, Health Grades has made customary representations and warranties to Parent and Purchaser with respect to, among other things:

  •
  corporate matters related to Health Grades and its subsidiaries, such as organization, qualification, power and authority;

  •
  its capitalization;

  •
  its subsidiaries;

  •
  required consents and approvals, and no violations of agreements, governance documents or laws;

  •
  compliance with laws and permits;

  •
  public SEC filings, financial statements, internal controls and compliance with the U.S. Sarbanes-Oxley Act of 2002, as amended;

  •
  the absence of undisclosed liabilities;

  •
  the absence of certain changes or events;

  •
  the documents relating to the Offer, Schedule 14D-9 and the proxy statement that may be filed by Health Grades in connection with the Merger Agreement;

  •
  employee benefit matters;

  •
  labor matters;

  •
  material contracts;

  •
  health care regulatory and information privacy matters;

  •
  the absence of litigation;

  •
  intellectual property;

  •
  tax matters;

  •
  real and personal property;

  •
  the vote required for the adoption of the Merger Agreement and the approval of the Merger and the transactions contemplated by the Merger Agreement;

  •
  affiliate transactions;

  •
  finders' and brokers' fees and expenses;

  •
  the opinion of Health Grades' financial advisor with respect to the fairness of the Offer Price; and

  •
  the inapplicability of state takeover statutes or regulations to the Offer or the Merger.

        Some of the representations and warranties in the Merger Agreement made by Health Grades are qualified as to "materiality" or "Company Material Adverse Effect." For purposes of the Merger Agreement, a "Company Material Adverse Effect" means any change, event, circumstance or occurrence that, individually or taken together with other changes, events, circumstances or occurrences, (x) has, or would reasonably be expected to have, a material adverse effect on the business, results of operations, assets, liabilities or financial condition of Health Grades and its subsidiaries, taken as a whole, or (y) would prevent or materially delay Health Grades from consummating the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement; provided that, for purposes of clause (x), any change, event, circumstance or occurrence to the extent resulting from any of the following after the date of the Merger Agreement will not constitute a Company Material Adverse Effect: (i) changes, events, circumstances or occurrences affecting the economy or financial markets or securities markets in general; (ii) changes in generally accepted accounting principles or any interpretation thereof or changes in applicable law after the date of the Merger Agreement; (iii) changes, events, circumstances or occurrences in economic, political, regulatory or social conditions or acts of God, natural disasters, calamities, acts of war, terrorism, the engagement by any country in hostilities (or the escalation of the foregoing), commenced after the date of the Merger Agreement; (iv) changes, events, circumstances or occurrences generally affecting the principal industries in which Health Grades and its subsidiaries conduct their businesses; (v) any failure of Health Grades to meet any projections or forecasts for any period ending (or for which revenues or earnings are released) on or after the date of the Merger Agreement; (vi) any change in trading volume, or decline in the trading price of the Shares on the Nasdaq; (vii) changes related to the announcement or pendency of the Offer, the Merger and the other transactions contemplated by the Merger Agreement; or (viii) any changes arising from any action taken pursuant to or in accordance with the terms of the Merger Agreement or which Parent has expressly approved, consented to or requested; except that (A) the changes set forth in clauses (i), (iii) and (iv) above will be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur if such changes have a materially disproportionate impact on Health Grades and its subsidiaries, taken as a whole, relative to the other participants in the principal industries in which Health Grades and its subsidiaries conduct their businesses; and (B) the underlying causes of any change, event, circumstance or occurrence set forth in clauses (v) and (vi) will be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expect to occur.

        In the Merger Agreement, Parent and Purchaser have made customary representations and warranties to Health Grades with respect to, among other things:

  •
  corporate matters, such as organization, qualification, power and authority;

  •
  required consents and approvals, and no violations of agreements, governance documents or laws;

  •
  the absence of litigation;

  •
  the ownership of Purchaser by Parent;

  •
  the sufficiency of funds to complete the Offer and the Merger;

  •
  information furnished for the documents relating to the Offer, Schedule 14D-9 and the proxy statement that may be filed by Health Grades in connection with the Merger Agreement;

  •
  finders' and brokers' fees;

  •
  the absence of ownership by Parent or Purchaser of shares of Health Grades; and

  •
  the absence of certain arrangements.

        Conduct of Business of Health Grades.    The Merger Agreement provides that, except (i) as may be otherwise required by applicable law, (ii) with the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed), (iii) as permitted or contemplated by the Merger Agreement or (iv) as previously disclosed to Parent in connection with the Merger Agreement, after the date of the Merger Agreement, and prior to the earlier of (x) the termination of the Merger

Agreement in accordance with its terms, (y) the time the designees of Parent constitute a majority of the Company Board or (z) the Effective Time:

  •
  Health Grades will, and will cause each of its subsidiaries to, conduct its business in the ordinary course consistent with past practice; and

  •
  use commercially reasonable best efforts to keep available, in all material respects, the services of Health Grades' executive officers and preserve business relationships in all material respects.

        In addition, during that same period except as expressly permitted by the terms of the Merger Agreement, Health Grades will not, and will not permit its subsidiaries to, take certain actions with respect to the following, subject to specified thresholds and exceptions:

  •
  dividends, distributions or redemptions of stock;

  •
  issuances of additional shares of capital stock, any securities convertible into, or any rights, warrants or options to acquire, any such shares of capital stock;

  •
  the purchase or sale of assets;

  •
  the making capital expenditures;

  •
  incurring indebtedness for borrowed money;

  •
  increases in salaries or bonuses, announce new incentive awards, adopt compensation or benefit plans or accelerate vesting of any right to compensation or benefits;

  •
  compromises, settlements or agreements to settle any pending or threatened suit or claim;

  •
  changes to any provision of Health Grades' certificate of incorporation or by-laws;

  •
  changes in financial accounting principles;

  •
  granting any lien on any of its assets;

  •
  entering into any new line of business;

  •
  entering into, terminating or agreeing to any changes to any material contracts;

  •
  tax election changes, changes to annual tax accounting periods, changes to tax accounting methods, settlements of, or extensions or waivers of the applicable statute of limitations for any tax claim; or

  •
  agreeing to do any of the foregoing or entering into any letter of intent or similar agreement or arrangement with respect to any of the foregoing.

        No Solicitation.    From the date of the Merger Agreement until the Offer Closing, Health Grades agreed that it will not and will cause its subsidiaries and their respective affiliates, directors, managers, officers, employees, members, partners, accountants, advisors, attorneys, agents and other representatives, whom we refer to collectively as "representatives," not to, directly or indirectly:

  •
  initiate, solicit, propose, encourage or take any other action to facilitate (including by providing information) any proposals or offers that constitute, or would reasonably be expected to lead to, an Acquisition Proposal (as defined below);

  •
  engage, continue or participate in any discussions or negotiations regarding, or provide information in connection with, an Acquisition Proposal or any proposal or offer that would reasonably be expected to lead to an Acquisition Proposal;

  •
  grant any waiver or release under any "moratorium," "control share acquisition," "fair price," "interested stockholder," "affiliate transaction," "business combination" or other antitakeover laws, including those contained in the DGCL, and any restrictive provisions in the Health Grades certificate of incorporation or bylaws or facilitate any attempt by any person to make an Acquisition Proposal;

  •
  approve or enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement or other similar agreement relating to any Acquisition Proposal or any proposal or offer that would reasonably be expected to lead to an Acquisition Proposal; or

  •
  resolve, propose or agree to do any of the foregoing.

        Health Grades also agreed to (and to cause its subsidiaries and representatives to) immediately cease all existing discussions or negotiations with any person with respect to any Acquisition Proposal.

        Notwithstanding the restrictions described above, at any time before the acceptance of Shares for payment in the Offer, Health Grades may furnish non-public information with respect to Health Grades and its subsidiaries to any third party that has made an unsolicited bona fide Acquisition Proposal, and participate in discussions or negotiations regarding such Acquisition Proposal, if:

  •
  such Acquisition Proposal did not arise from any breach by Health Grades of its obligations under the no solicitation provisions of the Merger Agreement and Health Grades shall have complied with the terms and conditions of the no solicitation covenant;

  •
  the Company Board determines in good faith, based on information then available and after consultation with Health Grades' financial advisor and outside legal counsel, that the Acquisition Proposal constitutes, or is reasonably expected to result in, a Superior Proposal (as defined below);

  •
  after consultation with its outside legal counsel, the Company Board determines in good faith that the failure to take such action would violate its fiduciary duties under applicable law; and

  •
  any information furnished to the third party making the Acquisition Proposal is covered by a confidentiality agreement substantially in the form of the confidentiality agreement attached as Exhibit A to the Merger Agreement.

        Health Grades is also required to deliver to Parent a copy of any information delivered to the third party if the information has not previously been made available to Parent.

        In addition, Health Grades has agreed that, promptly, and in any event within 24 hours, Health Grades will notify Parent of (i) the receipt of any Acquisition Proposal, (ii) any request for non-public information relating to Health Grades or its subsidiaries, and (iii) any inquiry or request for discussion or negotiation regarding an Acquisition Proposal. Such notification will include the identity of the third party making the Acquisition Proposal and the material terms and conditions of any such Acquisition Proposal or inquiries or requests. Health Grades has agreed to provide Parent with copies of all draft agreements and any other written material to the extent such material contains any financial terms, conditions or other material terms relating to any Acquisition Proposal. Health Grades is required to keep Parent reasonably informed on a prompt basis of the status and terms of the Acquisition Proposal and status of such discussions and negotiations.

        The Company Board's Recommendation.    Subject to the provisions described below, the Company Board agreed to recommend that the holders of Shares accept the Offer, tender their Shares to Purchaser pursuant to the Offer and, if required, adopt the Merger Agreement and the Merger. This is referred to as the "Recommendation." The Company Board also agreed to include the Recommendation in the Schedule 14D-9 and to permit Parent to include the Recommendation in this Offer to Purchase and the other documents related to the Offer. The Merger Agreement provides that the Company Board will not effect an "Adverse Recommendation Change" (as defined below) except as described below.

        The Company Board has agreed not to (i) withhold, withdraw, qualify or modify the Recommendation in a manner adverse to Parent or Purchaser, or publicly propose to do so, (ii) adopt, approve or recommend any Acquisition Proposal, (iii) fail to publicly reaffirm the Recommendation within three business days after Parent's request (provided that Parent may not make more than three such requests), (iv) fail to recommend against any Acquisition Proposal within five business days (other than an Acquisition Proposal described in clause (v) for which Health Grades has ten business days), (v) fail to recommend against any Acquisition Proposal subject to Regulation 14D under the Exchange Act within ten business days after the commencement of such Acquisition Proposal, (vi) fail to include the Recommendation in the documents related to the Offer, (vii) enter into any letter of intent, memorandum of understanding or similar document or contract relating to any Acquisition Proposal, or (viii) make any other public statement that is inconsistent with the Recommendation (any action described in clauses (i) through (viii), an "Adverse Recommendation Change"). The Company Board has also agreed not to cause or permit Health Grades or any of its subsidiaries to enter into any acquisition agreement, merger agreement or similar definitive contract relating to any Acquisition Proposal.

        Notwithstanding the foregoing, at any time prior to the Offer Closing, the Company Board may make an Adverse Recommendation Change and/or authorize Health Grades to terminate the Merger Agreement to enter into an acquisition agreement, merger agreement or similar definitive contract relating to a Superior Proposal if and only if:

  •
  Health Grades has received an unsolicited bona fide Acquisition Proposal that the Company Board concludes in good faith constitutes a Superior Proposal;

  •
  Health Grades shall have complied with the terms and conditions of the no solicitation covenant;

  •
  the Company Board determines in good faith, after consultation with Health Grades' financial advisor and outside legal counsel, that failure to do so would violate its fiduciary obligations under applicable laws;

  •
  prior to taking any such action, deliver written notice to Parent advising Parent that the Company Board intends to make an Adverse Recommendation Change and/or terminate the Merger Agreement to enter into a definitive contract relating to a Superior Proposal (a "Notice of Adverse Recommendation"), including the material terms of any Superior Proposal that is the basis of the proposed action by the Company Board;

  •
  during the five business day period following delivery of the Notice of Adverse Recommendation to Parent (the "Notice Period"), Health Grades shall cause its financial and legal advisors to negotiate with Parent in good faith (to the extent requested by Parent) to make such adjustments in the terms and conditions of the Merger Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal; and

  •
  the Company Board determines in good faith after expiration of the Notice Period, after consultation with outside legal counsel, that failure to make an Adverse Recommendation Change would violate its fiduciary obligations under applicable laws.

        If during the Notice Period any material revisions are made to the Acquisition Proposal that the Company Board has determined to be a Superior Proposal, Health Grades will deliver a new Notice of Adverse Recommendation to Parent and will comply with the foregoing requirements with respect to such new Notice of Adverse Recommendation.

        The Merger Agreement does not prohibit Health Grades or the Company Board from (i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) under the Exchange Act, provided that any such disclosure (other than a "stop-look-and-listen communication" or similar communication contemplated by Rule 14d-9(f) under the Exchange Act) will be deemed an Adverse Recommendation Change unless the Company Board expressly publicly reaffirms the Recommendation within two business days following any request by Parent, or (ii) making any "stop-look-and-listen" communication or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act.

        For purposes of this Offer to Purchase and the Merger Agreement:

  •
  "Acquisition Proposal" means any inquiry, proposal or offer from any person relating to (i) the acquisition by any third party of 15% or more of the equity interests in Health Grades (by vote or by value), (ii) any merger, consolidation, business combination, reorganization, share exchange or similar transaction involving Health Grades or any of its subsidiaries that, if consummated, would result in any third party beneficially owning 15% or more of the outstanding equity interests in Health Grades, (iii) any sale of assets, recapitalization, equity investment, license, joint venture, liquidation, dissolution, disposition or other similar transaction which would, directly or indirectly, result in any third party acquiring an interest in assets representing, directly or indirectly, 15% or more of the net revenues, net income, cash flow or assets of Health Grades and its subsidiaries, taken as a whole, (iv) the acquisition (whether by merger, consolidation, equity investment, share exchange, joint venture or otherwise) by any third party, directly or indirectly, of any equity interest in any person that holds assets generating or representing, directly or indirectly, 15% or more of the net revenues, net income, cash flow or assets of Health Grades and its subsidiaries, taken as a whole, (v) any tender offer or exchange offer or other transaction that, if consummated, would result in any third party beneficially owning 15% or more of the outstanding equity interests in Health Grades (by vote or by value), or (vi) any combination of the foregoing.

  •
  "Superior Proposal" means a bona fide Acquisition Proposal (with all of the percentages included in the definition of Acquisition Proposal above increased to 50.1%) not resulting from any violation of the no solicitation covenant, which the Company Board determines in good faith, after consultation with an independent financial advisor and outside legal counsel, and taking into consideration, among other things, all of the terms, conditions, impact and all legal, financial, regulatory and other aspects of such Acquisition Proposal and the Merger Agreement (in each case taking into account any revisions to the Merger Agreement made or proposed by Parent prior to the time of determination), including financing, regulatory approvals, equityholder litigation, identity of the person making the Acquisition Proposal, breakup fee and expense reimbursement provisions and other events or circumstances whether or not beyond the control of the party seeking to assert that an Acquisition Proposal constitutes a Superior Proposal, (i) is reasonably likely to be consummated in accordance with its terms and (ii) would result in a transaction that is more favorable to the stockholders of Health Grades from a financial point of view than the Offer or the Merger and the other transactions contemplated by this Agreement (after taking into account the expected timing and risk and likelihood of consummation).

        Efforts to Close the Transaction.    In the Merger Agreement, each of Health Grades, Parent and Purchaser agreed to use its reasonable best efforts to take all actions reasonably necessary, proper or advisable under the Merger Agreement and applicable law to consummate and make effective the Offer, the Merger and the other transactions contemplated by the Merger Agreement, including preparing and filing as promptly as reasonably practicable all documentation to effect all necessary notices, reports and other filings and obtain all consents, approvals, authorizations and permits necessary, proper or advisable to consummate the Offer, the Merger and other transactions contemplated by the Merger Agreement.

        Takeover Provisions.    If any "moratorium," "control share acquisition," "fair price," "interested stockholder," "affiliate transaction," "business combination" or other antitakeover laws, including those contained in the DGCL, and any restrictive provisions in the Health Grades certificate of incorporation or by-laws becomes applicable to the Merger Agreement, the Support Agreements or the transactions contemplated thereby, each of Health Grades and Parent and their respective boards of directors shall take all reasonable action necessary to ensure that the transactions provided for in the Merger Agreement and the Support Agreements may be consummated as promptly as practicable and otherwise to minimize the effect of such statute or provisions on Parent, Purchaser, the Merger Agreement, the Support Agreements and the transactions provided for thereby.

        Indemnification and Insurance.    Parent and Purchaser have agreed that all rights of indemnification existing in favor of the current or former directors, officers and employees of Health Grades and its subsidiaries as provided in Health Grades' certificate of incorporation and by-laws or under any indemnification agreements, in each case as in effect on the date of the Merger Agreement, will survive the Merger and continue in full force and effect in accordance with their respective terms to the extent permitted by applicable law. For a period of six years after the Effective Time, Parent has agreed to cause the certificate of incorporation and by-laws of the Surviving Corporation to contain provisions no less favorable with respect to indemnification and limitation of liabilities of such indemnified parties and advancement of expenses than are set forth as of the date of the Merger Agreement in the Health Grades certificate of incorporation and by-laws.

        Parent has agreed that from the Effective Time through the sixth anniversary of the Effective Time, Parent will or will cause the Surviving Corporation to maintain in effect Health Grades' current directors' and officers' liability insurance covering each officer and director currently covered by the Health Grades' directors' and officers' liability insurance policy for acts or omissions occurring prior to the Effective Time with respect to any matter claimed against such person by reason of him or her serving in such capacity on terms with respect to such coverage and amounts no less favorable in the aggregate than those of such policy in effect on the date of the Merger Agreement; provided that in no event will the aggregate costs of such insurance policies exceed in any one year during such six-year period 250% of the current aggregate annual premiums paid by Health Grades for such purpose. Parent or the Surviving Corporation may substitute therefor policies of any reputable insurance company or cause Health Grades to obtain a prepaid directors' and officers' liability insurance policy, in each case, the material terms of which including coverage and amount, are no less favorable to such directors and officers than the insurance coverage otherwise required as described above.

        Transaction Litigation.    Health Grades and Parent will give each other the opportunity to participate in the defense, settlement and/or prosecution of any litigation brought against Health Grades by its stockholders relating to the transactions contemplated by the Merger Agreement. Health Grades may not compromise or settle any such litigation without the prior written consent of Parent (not to be unreasonably withheld).

        Other Covenants.    The Merger Agreement contains other covenants, including, covenants relating to calling the stockholders' meeting to approve the Merger, public announcement, notice, access, termination of (or consent under) Health Grades' existing bank line of credit (and release of all related liens) and confidentiality.

        Termination of the Merger Agreement.    The Merger Agreement may be terminated:

  •
  by mutual written consent of Parent and Health Grades at any time prior to the Effective Time;

  •
  by either Parent or Health Grades:

  •
  at any time prior to the Offer Closing, if the Offer is not consummated by November 30, 2010, provided that this right is not available to a party if such party's breach of any of its obligations under the Merger Agreement was the principal cause of the failure of the Offer not to have been consummated on or before such date; or

    •
    at any time prior to the Offer Closing, if the Offer has expired or been terminated without Purchaser having accepted for payment any Shares pursuant to the Offer and at the time of such expiration or termination any of the Offer Conditions shall have occurred, provided that this right is not available to party if such party's breach of any of its obligations under the Merger Agreement was the principal cause of the failure of the Offer Conditions to cease to exist or for Purchaser not having accepted for payment any Shares pursuant to the Offer;

    •
    at any time prior to the Effective Time (notwithstanding approval of the Merger Agreement by the stockholders of Health Grades), if any order of any governmental entity is entered enjoining Health Grades, Parent or Purchaser from consummating the Offer or the Merger and such order has become final and non-appealable, or if there is any law that makes the consummation of the Offer or the Merger illegal or otherwise prohibited;

  •
  by Health Grades at any time prior to the Offer Closing:

  •
  if Parent or Purchaser will have (i) failed to commence the Offer in violation of the terms of the Merger Agreement, (ii) breached in any material respect any of its covenants or agreements under the Merger Agreement, or (iii) breached any representations or warranties, which breach would prevent or materially delay the consummation of the Offer or the Merger;

  •
  in order to enter into a transaction that is a Superior Proposal, but only if:

  •
  Health Grades will have complied with its non-solicitation obligations under the Merger Agreement; and

  •
  Health Grades will have paid to Holdings a termination fee of $9,550,000 (the "Termination Fee");

  •
  by Parent at any time prior to the Offer Closing:

  •
  if Health Grades will have breached any of its representations or warranties such that certain Offer Conditions would have occurred and be continuing and such breach is incapable of being cured by the earlier of (A) 30 calendar days following receipt by Health Grades of written notice of such breach and (B) November 30, 2010; provided that, at the time of such termination, Parent and Purchaser shall not be in material breach of their representations, warranties, covenants or agreements under the Merger Agreement;

  •
  if Health Grades will have breached any of its covenants or agreements such that certain Offer Conditions would have occurred and be continuing and such breach is incapable of being cured by the earlier of (A) 30 calendar days following receipt by Health Grades of written notice of such breach and (B) November 30, 2010; provided that, at the time of such termination, Parent and Purchaser shall not be in material breach of their representations, warranties, covenants or agreements under the Merger Agreement; or

  •
  if the Company Board has made an Adverse Recommendation Change or Health Grades has breached in any material respect its no solicitation obligations.

        Effect of Termination.    If the Merger Agreement is terminated in accordance with its terms, the Merger Agreement will become null and void and, subject to certain exceptions described below and in the Merger Agreement, there will be no liability on the part of Parent, Purchaser or Health Grades. No party is relieved of any liability for intentional or fraudulent breach of the Merger Agreement, provided that no party is liable for punitive damages.

        Health Grades has agreed to pay Parent the Termination Fee, if:

  •
  the Merger Agreement is terminated by Health Grades in order to enter into a transaction that is a Superior Proposal;

  •
  the Merger Agreement is terminated by Parent because (A) the Company Board has made an Adverse Recommendation Change or (B) Health Grades has breached in any material respect its no solicitation obligations; or

  •
  (A) the Merger Agreement is terminated (i) by either Parent or Health Grades due to the Offer not having been consummated by November 30, 2010 or due to the Offer having expired or been terminated without Purchaser having accepted for payment any Shares pursuant to the Offer and at the time of such expiration or termination the only condition that has occurred is the Minimum Condition not having been satisfied or (ii) by Parent due to Health Grades' breach of its representations and warranties or covenants and agreements such that certain Offer Conditions would have occurred and be continuing, (B) at or prior to the time of such termination an Acquisition Proposal shall have been publicly announced, commenced or disclosed or submitted or made known to the Company Board, and (C) at any time after the execution of the Merger Agreement and prior to the expiration of 12 months after the termination of the Merger Agreement, Health Grades consummates an Acquisition Proposal or enters into a letter of intent, agreement in principle, definitive agreement or similar contract with respect to an Acquisition Proposal that is subsequently (x) consummated at any time or (y) terminated and, in connection with such termination, Health Grades receives a fee; provided that all percentages in the definition of Acquisition Proposal shall be replaced with 50.1% for purposes of the foregoing.

        Specific Performance.    Health Grades' sole and exclusive remedy for a breach by Parent or Purchaser is specific performance of the Merger Agreement and Parent and Purchaser's obligations thereunder, including the obligation to complete the Offer and the Merger. However, if a court decides not to award specific performance and the court has not made a final, non-appealable determination that Parent and/or Purchaser has not materially breached their obligations under the Merger Agreement, then Health Grades can seek monetary damages. The extent of monetary damages is capped at $12.5 million. Health Grades will not be entitled to enforce any award for monetary damages unless Parent and Purchaser fail to consummate the Offer and Merger within two weeks following such award or as promptly as possible thereafter.

        Fees and Expenses.    Except as otherwise expressly set forth in the Merger Agreement, fees and expenses incurred by the parties will be paid by the party incurring such fees and expenses.

        Amendment.    The Merger Agreement may be amended by the parties by action taken by or on behalf of their respective boards of directors at any time prior to the Effective Time, but, after (i) the initial acceptance for payment of Shares pursuant to the Offer, there will be no amendment that decreases the consideration payable in connection with the Merger and (ii) any approval of the Merger Agreement by Health Grades' stockholders, no amendment will be made that by law requires further approval by the Health Grades stockholders without obtaining such further approval.

12.   Purpose of the Offer; Plans for Health Grades.

        Purpose of the Offer.    The purpose of the Offer is to acquire control of, and the entire equity interest in, Health Grades. The purpose of the Merger is to acquire all outstanding Shares not tendered and purchased pursuant to the Offer. All Shares acquired by Purchaser pursuant to the Offer will be retained by Purchaser pending the Merger. If the Offer is successful, Purchaser intends to consummate the Merger as promptly as practicable.

        The Company Board has unanimously approved the Merger Agreement and the transactions contemplated thereby, including the Offier and the Merger. Depending upon the number of Shares purchased by Purchaser pursuant to the Offer, the Company Board may be required to submit the Merger Agreement to Health Grades' stockholders for approval at a stockholders' meeting convened for that purpose in accordance with the DGCL. If stockholder approval is required, the Merger Agreement must be approved by at least a majority of all votes entitled to be cast at such meeting.

        If the Minimum Condition is satisfied, Purchaser will have sufficient voting power to approve the Merger Agreement at the Health Grades stockholders' meeting without the affirmative vote of any other stockholder. If Purchaser acquires at least 90% of the then outstanding Shares pursuant to the Offer, the Merger may be consummated without a stockholders' meeting and without the approval of Health Grades' stockholders. The Merger Agreement provides that Purchaser will be merged into Health Grades and that the certificate of incorporation of Health Grades, as amended and restated in its entirety to read identically to the certificate of incorporation of Purchaser as in effect immediately prior to the consummation of the merger and the by-laws of Purchaser will be the certificate of incorporation and by-laws of the Surviving Corporation following the Merger.

        Appraisal Rights.    Under the DGCL, holders of Shares do not have appraisal rights as a result of the Offer. In connection with the Merger, however, stockholders of Health Grades will have the right to demand appraisal of their Shares under the DGCL. Stockholders who comply with the applicable statutory procedures under the DGCL will be entitled to receive a judicial determination of the fair value of their Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) and to receive payment of such fair value in cash. Any such judicial determination of the fair value of the Shares could be based upon considerations other than or in addition to the price per Share paid in the Merger and the market value of the Shares. In Weinberger v. UOP, Inc., the Delaware Supreme Court stated, among other things, that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in an appraisal proceeding. Stockholders should recognize that the value so determined could be higher or lower than the price per Share paid pursuant to the Offer or the consideration per Share to be paid in the Merger. Moreover, Purchaser may argue in an appraisal proceeding that, for purposes of such a proceeding, the fair value of the Shares is less than the price paid in the Offer or the Merger. Stockholders also should note that investment banking opinions as to the fairness, from a financial point of view, of the consideration payable in a sale transaction, such as the Offer or the Merger, are not opinions as to fair value under the DGCL.

        Going Private Transaction.    The SEC has adopted Rule 13e-3 under the Exchange Act which is applicable to certain "going private" transactions and which may under certain circumstances be applicable to the Merger or another business combination following the purchase of Shares pursuant to the Offer in which Purchaser seeks to acquire the remaining Shares not held by it. Purchaser and Health Grades believe that Rule 13e-3 will not be applicable to the Merger because it is anticipated that the Merger will be effected within one year following the consummation of the Offer and, in the Merger, stockholders will receive the same price per Share as paid in the Offer. Rule 13e-3 requires, among other things, that certain financial information concerning Health Grades and certain information relating to the fairness of the proposed transaction and the consideration offered to minority stockholders be filed with the SEC and disclosed to stockholders prior to consummation of the transaction.

        Plans for Health Grades.    Pursuant to the terms of the Merger Agreement, promptly upon the purchase of and payment for any Shares by Purchaser pursuant to the Offer, Parent currently intends to request that Health Grades take all necessary action to enable Parent's designees to be so elected or designated to the Company Board, subject to the requirement in the Merger Agreement regarding the presence of at least such number of directors as may be required by the rules of Nasdaq or the federal securities laws who are considered independent directors within the meaning of such laws until the Effective Time. Purchaser currently intends, as soon as practicable after consummation of the Offer, to consummate the Merger.

        Except as otherwise provided herein, it is expected that, initially following the Merger, the business and operations of Health Grades will, except as set forth in this Offer to Purchase, be continued

substantially as they are currently being conducted. Parent will continue to evaluate the business and operations of Health Grades during the pendency of the Offer and after the consummation of the Offer and the Merger and will take such actions as it deems appropriate under the circumstances then existing.

        Except as described above or elsewhere in this Offer to Purchase, Purchaser and Parent have no present plans or proposals that would relate to or result in (i) any extraordinary corporate transaction involving Health Grades or any of its subsidiaries (such as a merger, reorganization, liquidation, relocation of any operations or sale or other transfer of a material amount of assets), (ii) any sale or transfer of a material amount of assets of Health Grades or any of its subsidiaries, (iii) any change in the Company Board or management of Health Grades, (iv) any material change in Health Grades' capitalization or dividend policy, (v) any other material change in Health Grades' corporate structure or business, (vi) a class of securities of Health Grades being delisted from a national securities exchange or ceasing to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association or (vii) a class of equity securities of Health Grades being eligible for termination of registration pursuant to Section 12(g) of the Exchange Act.

13.   Certain Effects of the Offer.

        Market for the Shares.    The purchase of Shares pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly, which could adversely affect the liquidity and market value of the remaining Shares held by stockholders other than Purchaser. Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether such reduction would cause future market prices to be greater or less than the Offer Price.

        Stock Quotation.    The Shares are quoted on Nasdaq. According to the published guidelines of the Financial Industry Regulatory Authority the Shares might no longer be eligible for continued inclusion in Nasdaq if, among other things, the number of publicly held Shares falls below 750,000, the aggregate market value of the publicly held Shares is less than $5 million, or there are fewer than two market makers for the Shares. Shares held by officers or directors of Health Grades or their immediate families, or by any beneficial owner of 10% or more of the Shares, ordinarily will not be considered to be publicly held for this purpose.

        If the Shares cease to be listed on the Nasdaq, the market for the Shares could be adversely affected. It is possible that the Shares would be traded on other securities exchanges (with trades published by such exchanges), The Nasdaq Capital Market, the OTC Bulletin Board or in a local or regional over-the-counter market. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon the number of holders of Shares and the aggregate market value of the Shares remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act and other factors.

        Exchange Act Registration.    The Shares currently are registered under the Exchange Act. The purchase of the Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act. Registration of the Shares may be terminated by Health Grades upon application to the SEC if the outstanding Shares are not listed on a "national securities exchange" and if there are fewer than 300 holders of record of Shares.

        We intend to seek to cause Health Grades to apply for termination of registration of the Shares as soon as possible after consummation of the Offer if the requirements for termination of registration are met. Termination of registration of the Shares under the Exchange Act would reduce the information required to be furnished by Health Grades to its stockholders and to the SEC and would make certain provisions of the Exchange Act (such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement or information statement in connection with stockholders' meetings or actions in lieu of a stockholders' meeting pursuant to Section 14(a) and 14(c) of the Exchange Act and the related requirement of furnishing an annual report to stockholders) no longer applicable with respect to the Shares. In addition, if the Shares are no longer registered under the Exchange Act, the requirements of Rule 13e-3 with respect to "going private" transactions would no longer be applicable to Health Grades. Furthermore, the ability of "affiliates" of Health Grades and persons holding "restricted securities" of Health Grades to dispose of such securities pursuant to Rule 144 under the U.S. Securities Act of 1933, as amended, may be impaired or eliminated. If registration of the Shares under the Exchange Act was terminated, the Shares would no longer be eligible for continued inclusion on the Federal Reserve Board's list of "margin securities" or eligible for stock exchange listing.

        If registration of the Shares is not terminated prior to the Merger, then the registration of the Shares under the Exchange Act will be terminated following completion of the Merger.

        Margin Regulations.    The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit using such Shares as collateral. Depending upon factors similar to those described above regarding listing and market quotations, following the Offer, the Shares may no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board, in which event the Shares would be ineligible as collateral for margin loans made by brokers.

14.   Dividends and Distributions.

        As discussed in Section 11—"The Merger Agreement," the Merger Agreement provides that from the date of the Merger Agreement to the Effective Time, without the prior written approval of Parent, Health Grades will not, and will not allow its subsidiaries to, authorize or pay any dividends on or make any distribution with respect to the outstanding Shares.

15.   Certain Conditions of the Offer.

        Notwithstanding any other provisions of the Offer, and in addition to (and not in limitation of) Purchaser's right to extend and amend the Offer at any time in its sole discretion (subject to the provisions of the Merger Agreement), Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Purchaser's obligation to pay for or return tendered Shares after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any validly tendered Shares if (a) by the expiration of the Offer (as it may be extended in accordance with the requirements of the Merger Agreement), (i) the Minimum Condition shall not be satisfied or (ii) the applicable waiting period, if required, under the HSR Act shall not have expired or been terminated, or (b) immediately prior to the expiration of the Offer any of the following conditions shall exist:

  •
  any law, order, decree, injunction or ruling (whether temporary, preliminary or permanent in nature) enacted, enforced, amended, issued, in effect or deemed applicable to the Offer or the Merger, by any governmental entity the effect of which is to, or would reasonably be expected to, directly or indirectly make illegal or otherwise prohibit or materially delay consummation of the Offer and/or the Merger;

  •
  (i) certain of the representations and warranties of Health Grades set forth in the Merger Agreement (other than those that relate to its capitalization, equity interests held by Health Grades or any of its subsidiaries, its authority to enter into, and the enforceability and fairness of, the Merger Agreement and Health Grades' obligations thereunder, the absence of a

    Company Material Adverse Effect, and the absence of undisclosed finders' and brokers' fees and expenses in connection with the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement (without giving effect to any materiality or Company Material Adverse Effect qualifications set forth therein)) shall not be true and correct as of the date of the Merger Agreement or as of the Expiration Date as though made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall not be true and correct as of such earlier date), except where any failures of any such representations and warranties to be so true and correct would not have a Company Material Adverse Effect; (ii) certain of the representations and warranties of Health Grades set forth in the Merger Agreement that relate to its capitalization, its authority to enter into, and the enforceability and fairness of, the Merger Agreement and Health Grades' obligations thereunder, and the absence of undisclosed finders' and brokers' fees and expenses in connection with the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement (without giving effect to any materiality or Company Material Adverse Effect qualifications set forth therein) shall not be true and correct in all material respects as of the date of the Agreement or as of the Expiration Date as though made on and as of such date; (iii) certain of the representations and warranties of Health Grades set forth in the Merger Agreement relating to capitalization (without giving effect to any materiality or Company Material Adverse Effect qualifications set forth therein) shall not be true and correct in all respects subject only to de minimis exceptions; or (iv) certain of the representations and warranties of Health Grades relating to the absence of a Company Material Adverse Effect set forth in the Merger Agreement shall not be true and correct, without disregarding the Company Material Adverse Effect qualification contained therein, as of the date of the Merger Agreement or as of the then scheduled Expiration Date as though made on and as of such date;

  •
  Health Grades shall have failed to perform in all material respects all obligations required to be performed by it under the Merger Agreement, and such failure to perform shall not have been cured prior to the then scheduled Expiration Date;

  •
  Health Grades shall have failed to deliver to Parent a certificate signed on behalf of the Health Grades by the chief executive officer or the chief financial officer of the Health Grades to the effect that none of the conditions specified in the foregoing two bullet points immediately above shall have occurred and be continuing;

  •
  since the date of the Merger Agreement, there shall have occurred any changes, events, circumstances or developments that have had a Company Material Adverse Effect;

  •
  the Company Board or any committee thereof shall have effected an Adverse Recommendation Change;

  •
  there shall be instituted, pending or threatened in writing immediately prior to the scheduled Expiration Date any action by any governmental entity against Parent, Purchaser or Health Grades (i) challenging the acquisition by Purchaser of any Shares pursuant to the Offer or seeking to restrain or prohibit the making or consummation of the Offer or the Merger or the consummation of any of the other transactions contemplated by the Merger Agreement or the Support Agreements, (ii) seeking to impose material limitations on the ability of Purchaser (or Parent on Purchaser's behalf), or render Purchaser unable, to accept for payment, pay for or purchase any or all of the Shares pursuant to the Offer or the Merger, or (iii) relating to the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement or the Support Agreements and seeking to obtain from Parent, Purchaser or Health Grades any damages or other relief that would be material to Parent, Purchaser or Health Grades;

  •
  any consents, registrations, approvals, permits, authorizations, notices, reports or other filings required to be obtained or made by Health Grades, Parent or Purchaser with or from any governmental entity or third party in connection with the execution, delivery and performance of the Merger Agreement, the Offer and the consummation of the transactions contemplated by the Merger Agreement shall not have been made or obtained and such failure would have a Company Material Adverse Effect; or

  •
  the Merger Agreement shall have been terminated in accordance with its terms.

        The foregoing conditions are for the benefit of Parent and Purchaser and, regardless of the circumstances, may be asserted by Parent or Purchaser in whole or in part at any applicable time or from time to time prior to the Expiration Date, except that the conditions relating to receipt of any approvals from any governmental authority may be asserted at any time prior to the acceptance for payment of Shares, and all conditions (except for the Minimum Condition which may not be waived without the prior written consent of Health Grades) may be waived by Parent or Purchaser in its discretion in whole or in part at any applicable time or from time to time, in each case subject to the terms and conditions of the Merger Agreement and the applicable rules and regulations of the SEC. The failure of Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

16.   Certain Legal Matters; Regulatory Approvals.

        General.    Except as described in this Section 16, Purchaser is not aware of any pending legal proceeding relating to the Offer. Except as described in this Section 16, based on its examination of publicly available information filed by Health Grades with the SEC and other publicly available information concerning Health Grades, Purchaser is not aware of any governmental license or regulatory permit that appears to be material to Health Grades' business that might be adversely affected by Purchaser's acquisition of Shares as contemplated herein or of any approval or other action by any governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Shares by Purchaser or Parent as contemplated herein. Should any such approval or other action be required, Purchaser currently contemplates that, except as described below under "State Takeover Statutes," such approval or other action will be sought. While Purchaser does not currently intend to delay acceptance for payment of Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that if such approvals were not obtained or such other actions were not taken, adverse consequences might not result to Health Grades' business, or certain parts of Health Grades' business might not have to be disposed of, any of which could cause Purchaser to elect to terminate the Offer without the purchase of Shares thereunder under certain conditions. See Section 15—"Certain Conditions of the Offer."

        On July 30, 2010, a putative stockholder class action suit styled as Reginald W. Harris v. Vestar Capital Partners V, L.P., et al., Case No. 10-cv-3627 was filed in the District Court of Colorado in Jefferson County against Health Grades' Chief Executive Officer and Chairman of the Board and the other members of the Company Board (the "Individual Defendants"), Health Grades, and Vestar. The complaints generally allege that the Individual Defendants breached their fiduciary duties by failing to maximize stockholder value in negotiating and approving the Merger Agreement. In that regard, the complaint includes, among other things, allegations that the consideration to be received by Health Grades' stockholders is unfair and inadequate; that the proposed transaction employs a process which is unfair and inadequate and which has not been designed to maximize stockholder value; that the Merger Agreement includes inappropriate "no shop," "standstill," and termination fee provisions; that the defendants are attempting to circumvent the requirement of a stockholder vote through a "Top-Up

Option," that the Company Board may consider alternatives to the transaction but only under a limited set of circumstances, and that the combined effect of these provisions is to foreclose potential alternative bidders. The complaint also alleges that Vestar aided and abetted these alleged breaches of fiduciary duties. The complaint seeks class certification, certain forms of injunctive relief, including enjoining the Merger, rescinding the Merger, unspecified damages, and payment of plaintiff's attorney's costs and fees.

        On August 4, 2010, another putative stockholder class action suit styled as Medford Bragg v. Kerry R. Hicks, et al., Case No. 10-cv-3705 was filed in the District Court of Colorado in Jefferson County against the Individual Defendants, Health Grades, and Vestar. The complaint generally alleges that Vestar and Heath Grades breached their fiduciary duties by engaging in unfair business practices and self-dealing in the process of negotiating and entering the Merger Agreement. In that regard, the complaint includes, among other things, allegations that the consideration to be received by Health Grades' stockholders is unfair and inadequate; that the proposed transaction employs a process which is unfair and inadequate and which has not been designed to maximize stockholder value; that the Merger Agreement includes inappropriate "no shop," "standstill," and termination fee provisions; that the defendants are attempting to circumvent the requirement of a stockholder vote through a "Top-Up Option," that the Company Board may consider alternatives to the transaction but only under a limited set of circumstances, and that the combined effect of these provisions is to foreclose potential alternative bidders, and that the Company Board failed to disclose material facts in connection with the Merger. The complaint also alleges that Vestar aided and abetted these alleged breaches of fiduciary duties. The complaint seeks class certification, certain forms of injunctive relief, including enjoining the Merger and/or changing the terms of the merger, rescinding the Merger, unspecified damages, and payment of plaintiff's attorney's costs and fees.

        Heath Grades, the Company Board, and Vestar have not yet responded to the complaints. Health Grades, the Company Board, and Vestar intend to vigorously defend the claims raised in these lawsuits.

        State Takeover Statutes.    A number of states (including Delaware, where Health Grades is incorporated) have adopted takeover laws and regulations which purport, to varying degrees, to be applicable to attempts to acquire securities of corporations which are incorporated in such states or which have substantial assets, stockholders, principal executive offices or principal places of business therein.

        As a Delaware corporation, Health Grades is subject to Section 203 of the DGCL. In general, Section 203 of the DGCL ("Section 203") restricts an "interested stockholder" (including a person who has the right to acquire 15% or more of the corporation's outstanding voting stock) from engaging in a "business combination" (defined to include mergers and certain other actions) with a Delaware corporation for a period of three years following the date such person became an interested stockholder. The Company Board approved for purposes of Section 203 the entering into by Purchaser, Parent and Health Grades of the Merger Agreement and the consummation of the transactions contemplated thereby and has taken all appropriate action so that the restrictions of Section 203, with respect to Health Grades, will not be applicable to Parent and Purchaser by virtue of such actions.

        Purchaser is not aware of any other state takeover laws or regulations which are applicable to the Offer or the Merger and has not attempted to comply with any state takeover laws or regulations. If any government official or third party should seek to apply any such state takeover law to the Offer or the Merger or other business combination between Purchaser or any of its affiliates and Health Grades, Purchaser will take such action as then appears desirable, which action may include challenging the applicability or validity of such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover statutes is applicable to the Offer or the Merger and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities or holders of Shares, and Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer or the Merger. In such case, Purchaser may not be obligated to accept for payment or pay for any tendered Shares. See Section 15—"Certain Conditions of the Offer."

        United States Antitrust Compliance.    Under the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1973, as amended (the "HSR Act") and the rules that have been promulgated thereunder by the U.S. Federal Trade Commission (the "FTC"), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the U.S. Department of Justice (the "Antitrust Division") and the FTC and certain waiting period requirements have been satisfied. Health Grades and Parent filed a Premerger Notification and Report Form in connection with the Offer with the Antitrust Division and the FTC on July 30, 2010. The required waiting period with respect to the Offer expired on August 6, 2010 upon the FTC's grant of early termination as requested by the parties.

17.   Fees and Expenses.

        We have retained the Depositary and the Information Agent in connection with the Offer. Each of the Depositary and the Information Agent will receive customary compensation, reimbursement for reasonable out-of-pocket expenses, and indemnification against certain liabilities in connection with the Offer, including liabilities under the federal securities laws.

        As part of the services included in such retention, the Information Agent may contact holders of Shares by personal interview, mail, electronic mail, telephone, and other methods of electronic communication and may request brokers, dealers, commercial banks, trust companies and other nominees to forward the Offer materials to beneficial holders of Shares.

        Except as set forth above, we will not pay any fees or commissions to any broker or dealer or other person for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will upon request be reimbursed by us for customary mailing and handling expenses incurred by them in forwarding the offering material to their customers.

18.   Miscellaneous

        The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. However, Purchaser may, in its discretion, take such action as it may deem necessary to make the Offer in any such jurisdiction and extend the Offer to holders of Shares in such jurisdiction.

        No person has been authorized to give any information or to make any representation on behalf of Parent or Purchaser not contained herein or in the Letter of Transmittal, and, if given or made, such information or representation must not be relied upon as having been authorized.

        Purchaser has filed with the SEC a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, together with exhibits furnishing certain additional information with respect to the Offer, and may file amendments thereto. A copy of such documents, and any amendments thereto, may be examined at, and copies may be obtained from, the SEC in the manner set forth under Section 7—"Certain Information Concerning Health Grades."

 SCHEDULE I

DIRECTORS AND EXECUTIVE OFFICERS OF PARENT AND PURCHASER

        1.    Officers of Parent.    The following table sets forth the name, present principal occupation or employment and material occupations, positions, offices or employments for the past five years of each officer of Parent. Unless otherwise indicated, the current business address of each person is c/o Vestar Capital Partners V, L.P., 245 Park Avenue, 41st Floor, New York, New York 10167.

Name and Address	Citizenship	Present Principal Occupation or Employment; Name, Material Positions Held During the past Five Years
Roger C. Holstein, Director and President	USA	Managing Director of Vestar Capital Partners ("VCP") since January 2007. From June 2006 to December 2006, Mr. Holstein served as a Senior Advisor to VCP. Mr. Holstein has served as Chairman of the board of directors of DynaVox Inc. since its formation in December 2009 and member of the management committee of DynaVox Systems Holdings LLC since October 2006. From May 2005 to June 2006, Mr. Holstein pursued personal endeavors.
Norman W. Alpert, Director and Vice President	USA	Managing Director of VCP since April 1988.
Garrick D. Bernstein, Treasurer	USA	Principal of VCP since January 2010. From January 2007 to December 2009, Mr. Bernstein served as a Vice President of VCP. From July 2004 to December 2006, Mr. Bernstein served as an Associate of VCP.
Steven Della Rocca, Secretary	USA	Managing Director and General Counsel of VCP since July 2010. From July 1980 to July 2010, Mr. Della Rocca served as a partner at Latham & Watkins LLP.

        2.    Directors and Officers of Purchaser.    The following table sets forth the name, present principal occupation or employment and material occupations, positions, offices or employments for the past five years of each officer of Parent. Unless otherwise indicated, the current business address of each person is c/o Vestar Capital Partners V, L.P., 245 Park Avenue, 41st Floor, New York, New York 10167.

Name and Address	Citizenship	Present Principal Occupation or Employment; Name, Material Positions Held During the past Five Years
Roger C. Holstein, Director and President	USA	Managing Director of VCP since January 2007. From June 2006 to December 2006, Mr. Holstein served as a Senior Advisor to VCP. Mr. Holstein has served as Chairman of the board of directors of DynaVox Inc. since its formation in December 2009 and member of the management committee of DynaVox Systems Holdings LLC since October 2006. From May 2005 to June 2006, Mr. Holstein pursued personal endeavors.
Norman W. Alpert, Director and Vice President	USA	Managing Director of VCP since April 1988.
Garrick D. Bernstein, Treasurer	USA	Principal of VCP since January 2010. From January 2007 to December 2009, Mr. Bernstein served as a Vice President of VCP. From July 2004 to December 2006, Mr. Bernstein served as an Associate of VCP.
Steven Della Rocca, Secretary	USA	Managing Director and General Counsel of VCP since July 2010. From July 1980 to July 2010, Mr. Della Rocca served as a partner at Latham & Watkins LLP.

        3.    Directors and Officers of Holdings.    The following table sets forth the name, present principal occupation or employment and material occupations, positions, offices or employments for the past five years of each officer of Holdings. Unless otherwise indicated, the current business address of each person is c/o Vestar Capital Partners V, L.P., 245 Park Avenue, 41st Floor, New York, New York 10167.

Name and Address	Citizenship	Present Principal Occupation or Employment; Name, Material Positions Held During the past Five Years
Roger C. Holstein, Director and President	USA	Managing Director of VCP since January 2007. From June 2006 to December 2006, Mr. Holstein served as a Senior Advisor to VCP. Mr. Holstein has served as Chairman of the board of directors of DynaVox Inc. since its formation in December 2009 and member of the management committee of DynaVox Systems Holdings LLC since October 2006. From May 2005 to June 2006, Mr. Holstein pursued personal endeavors.
Norman W. Alpert, Director and Vice President	USA	Managing Director of VCP since April 1988.
Garrick D. Bernstein, Treasurer	USA	Principal of VCP since January 2010. From January 2007 to December 2009, Mr. Bernstein served as a Vice President of VCP. From July 2004 to December 2006, Mr. Bernstein served as an Associate of VCP.
Steven Della Rocca, Secretary	USA	Managing Director and General Counsel of VCP since July 2010. From July 1980 to July 2010, Mr. Della Rocca served as a partner at Latham & Watkins LLP.

        The Letter of Transmittal, certificates for Shares and any other required documents should be sent by each stockholder of Health Grades or such stockholder's broker, dealer, commercial bank, trust company or other nominee to the Depositary as follows:

The Depositary for the Offer is:

If delivering by mail:	If delivering by overnight delivery:
Computershare Trust Company, N.A. c/o Voluntary Corporate Actions P.O. Box 43011 Providence, Rhode Island 02940-3011	Computershare Trust Company, N.A c/o Voluntary Corporate Actions Suite V 250 Royall Street Canton, Massachusetts 02021

If delivering by facsimile transmission:
(for eligible institutions only)
(617) 360-6810

Confirm facsimile by telephone:
(781) 575-2332

Other Information:

        Questions or requests for assistance or additional copies of this Offer to Purchase, the Letter of Transmittal, and the Notice of Guaranteed Delivery may be directed to the Information Agent at its location and telephone numbers set forth below. Stockholders may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Offer.

The Information Agent for the Offer is:

Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, New York 10022
 Stockholders May Call Toll-Free: (888) 750-5834

Banks and Brokers May Call Collect: (212) 750-5833

QuickLinks

  Exhibit (a)(1)(A)
IMPORTANT
TABLE OF CONTENTS
SUMMARY TERM SHEET
INTRODUCTION
THE TENDER OFFER
SCHEDULE I
Other Information